Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and between

VIOLIN MEMORY, INC.

a Delaware corporation

and

SK HYNIX INC.

a corporation formed under the laws of The Republic of Korea

Dated as of

May 29, 2014

i

6.5	Litigation	24

Section 7	Covenants	24
7.1	Governmental Filings	24
7.2	Conveyance of Assets	24
7.3	Employee Matters	25
7.4	Access and Information	28
7.5	Preservation of Business	28
7.6	Reasonable Best Efforts	29
7.7	Release of Liens and Encumbrances	30
7.8	Mail, Emails and Web Traffic	30
7.9	Publicity	30
7.10	Exclusivity	30
7.11	Notice	31
7.12	Confidentiality	31
7.13	Non-Exclusive Intellectual Property License; No Challenges	32
7.14	Bulk Sales Laws	32

Section 8	Conditions Precedent to the Closing by Buyer	33
8.1	Representations and Warranties	33
8.2	Performance	33
8.3	No Action	33
8.4	Material Adverse Effect	33
8.5	Receipt of Intellectual Property	33
8.6	Certificate	33
8.7	No Liens or Encumbrances	33
8.8	Consents Obtained	34
8.9	Bill of Sale; Assumption Agreement; IP Assignment Agreement	34
8.10	Employees	34
8.11	Escrow Agreement	34
8.12	Patent Cross-License Agreement	34

Section 9	Conditions Precedent to the Closing by Seller	34
9.1	Representations and Warranties	34
9.2	Performance	35
9.3	Consideration	35
9.4	Certificate	35
9.5	No Actions	35
9.6	Escrow Agreement	35
9.7	Patent Cross-License Agreement	35

Section 10	Post-Closing Indemnification	35
10.1	Survival of Representations and Warranties and Related Indemnification Rights	35
10.2	Indemnification	36
10.3	Arbitration	39
10.4	Tax Cooperation	40
10.5	No Other Representations or Warranties	40

ii

Section 11	Post-Closing Non-Competition and Non-Solicitation	40
11.1	Non-Competition	40
11.2	Employee Non-Solicitation	41
11.3	Certain Acknowledgements	41
11.4	Termination	42

Section 12	Termination	42
12.1	Termination	42
12.2	Effect of Termination	43

Section 13	General Provisions	43
13.1	Notices	43
13.2	Expenses	44
13.3	Counterparts; Facsimile Signatures	45
13.4	Governing Law	45
13.5	Integration and Construction	45
13.6	Waivers and Amendments	45
13.7	Injunctive Relief	45
13.8	Successors and Assigns	46
13.9	Severability	46
13.10	Time of Essence	46
13.11	No Obligation to Third Parties	46

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of May 29, 2014, by and between SK HYNIX INC., a corporation formed under the laws of The Republic of Korea (“Buyer”), and VIOLIN MEMORY, INC., a Delaware corporation (“Seller”).

Recitals

WHEREAS, Seller is and has been in the business of designing, developing, testing, programming, having manufactured by third parties, marketing, distributing, selling and supporting PCIe flash memory products of full height and half height form factors having electrical and mechanical interfaces in accordance with PCIe standards set by the Peripheral Component Interconnect Special Interest Group (PCI-SIG) (the “Product Line”); and

WHEREAS, effective on the Closing Date (as defined below), (a) Seller desires to sell, assign, transfer, convey and deliver to Buyer or one of its Affiliates, and Buyer desires to purchase and acquire from Seller, all of its rights, title and interest in and to the Assets (as defined herein) and (b) Buyer or one of its Affiliates agrees to assume and become responsible for the Assumed Liabilities (as defined herein), on the terms and subject to the conditions hereinafter set forth (the “Transaction”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1 DEFINITIONS.

1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

(a) “Accrued PTO” shall mean accrued vacation, accrued sick time and earned time off.

(b) “Action” shall have the meaning ascribed to such term in Section 10.2(a).

(c) “Acquisition Proposal” shall have the meaning ascribed to such term in Section 7.10.

(d) “Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. For avoidance of doubt, Toshiba Corporation and any of its Affiliates shall not be an Affiliate of Seller.

(e) “Agreed Amount” shall mean part or all of the Claimed Amount; provided, that an Indemnified Party agreeing to an Agreed Amount shall have no right to claim any Damages above such Agreed Amount with respect to the claim resolved by the Agreed Amount except to the extent that additional Damages are imposed on, sustained, incurred or suffered by, the Indemnified Party related to such claim that were not contemplated by the applicable Claim Notice; and provided, that, receipt of such Agreed Amount by an Indemnified Party shall not preclude such Indemnified Party from bringing additional claims.

(f) “Agreement” shall have the meaning set forth in the Preamble.

(g) “Assets” shall have the meaning ascribed to such term in Section 2.1.

(h) “Assumed Liabilities” shall have the meaning ascribed to such term in Section 2.3.

(i) “Assumption Agreement” shall have the meaning ascribed to such term in Section 4.2.

(j) “Bill of Sale” shall have the meaning ascribed to such term in Section 4.2.

(k) “Books and Records” shall have the meaning ascribed to such term in Section 2.1(b).

(l) “Business” shall mean the business and operations of Seller with respect to the designing, developing, testing, programming, having manufactured by third parties, marketing, distributing, selling and supporting of the Product Line.

(m) “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City, United States of America or Seoul, Korea are authorized or obligated by Legal Requirement to close.

(n) “Buyer” shall have the meaning set forth in the Preamble.

(o) “Buyer Indemnified Parties” shall have the meaning ascribed to such term in Section 10.2(a).

(p) “Claimed Amount” shall have the meaning ascribed to such term in Section 10.2(d).

(q) “Claim Notice” shall have the meaning ascribed to such term in Section 10.2(d).

(r) “Closing” shall have the meaning ascribed to such term in Section 4.1.

(s) “Closing Date” shall have the meaning ascribed to such term in Section 4.1.

(t) “Closing PTO Amount Schedule” shall have the meaning ascribed to such term in Section 7.3(c).

(u) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder.

(v) “Code” shall mean the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(w) “Competing Business” shall have the meaning ascribed to such term in Section 11.1.

(x) “Confidentiality Agreement” shall mean the Non-Disclosure Agreement between Seller and SK hynix Inc., dated March 25, 2014.

(y) “Contract” shall mean any agreement, contract, subcontract, lease, instrument, note, evidence of indebtedness, indenture, mortgage, security agreement, warranty, insurance policy, benefit plan or other legally binding commitment (whether written or oral) to which Seller or any of its subsidiaries is a party.

(z) “Copyrights” shall have the meaning ascribed to such term in the definition of Intellectual Property.

(aa) “Damages” shall have the meaning ascribed to such term in Section 10.2(a).

(bb) “Debt Releases” shall have the meaning ascribed to such term in Section 7.7.

(cc) “Dispute” shall mean the dispute resulting if any Indemnifying Parties in a response to a Claim Notice dispute its liability for all or part of the Claimed Amount.

(dd) “Employee Agreement” shall mean each employment, severance, consulting, relocation, repatriation, expatriation or other written agreement or contract between Seller, its parents or any Seller subsidiary and any Target Employee or Key Employee.

(ee) “Employee Plan” shall mean any deferred compensation, pension, retirement, health, profit sharing, incentive bonus, stock purchase, stock option or stock-related awards, hospitalization, insurance, severance, workers’ compensation, supplemental unemployment benefits, vacation benefits, disability benefits, change of control, retention, termination, fringe benefit, or any other employee pension benefit (as defined in ERISA or otherwise) or employee welfare benefit obligation, or any other employee benefit of any kind whatsoever whether under a plan or agreement, that is sponsored, maintained, contributed to, or required to be contributed to by Seller, its parents or any Seller subsidiary for the benefit of any Target Employee or Key Employee, or any beneficiary or dependents thereof.

(ff) “Employees” shall mean all employees employed by Seller who primarily work in the Business as of the date of this Agreement that are set forth on Schedule B.

(gg) “Encumbrance” shall mean any Liens, claims, encumbrances, interests, liabilities, options, charges, obligations, moral rights, rights of third parties (express or implied), restrictions, licenses, covenants and interests of any kind or nature.

(hh) “Escrow Agent” shall mean Deutsche Bank National Trust Company, a national banking association.

(ii) “Escrow Agreement” shall mean an escrow agreement in form and substance to be agreed between Buyer and Seller.

(jj) “Escrow Amount” shall have the meaning ascribed to such term in Section 3.1.

(kk) “Escrow Fund” shall have the meaning ascribed to such term in Section 3.1.

(ll) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

(mm) “Excluded Assets” shall have the meaning ascribed to such term in Section 2.2.

(nn) “Excluded Business Assets” shall have the meaning ascribed to such term in Section 2.2.

(oo) “Excluded Liabilities” shall have the meaning ascribed to such term in Section 2.4.

(pp) “Fraudulent Breach” shall have the meaning ascribed to such term in Section 10.1.

(qq) “Fundamental Representations” shall have the meaning ascribed to such term in Section 10.1.

(rr) “Governmental Authority” shall mean any and all foreign, federal, state or local governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including departments, boards, bureaus, commissions, agencies, courts, arbitrals, administrations and panels, and any divisions or instrumentalities thereof, whether permanent or ad hoc.

(ss) “Governmental Authorization” shall mean any (i) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement, and (ii) right under any Contract with any Governmental Authority.

(tt) “ICC Rules” shall have the meaning ascribed to such term in Section 10.3(a).

(uu) “Indemnified Party” shall mean either Buyer Indemnified Parties or Seller Indemnified Parties in their respective capacities as indemnitees hereunder, as applicable.

(vv) “Indemnifying Party” shall mean either Buyer or Seller in its capacity as an indemnitor hereunder, as applicable.

(ww) “Insolvent” shall have the meaning ascribed to such term in Section 5.16(a).

(xx) “Intellectual Property” shall mean all rights in or arising under (a) patents, patent rights, invention disclosures and similar rights in inventions (collectively, “Patents”); (b) copyrights and copyrightable works, mask works, rights in Software, ‘moral rights’ and any other rights of authors or in works of authorship, whether copyrightable or not (including databases and other compilations of information) (collectively, “Copyrights”); (c) registered and unregistered trademarks, service marks, trade dress, trade names, corporate names, logos, slogans, URLs and Internet domain names, and all goodwill associated therewith and symbolized thereby (collectively, “Trademarks”); (d) trade secrets, know-how, confidential or proprietary information, and any technical, business and other information (collectively, “Trade Secrets”); (e) registrations, applications, renewals, reissues, reexaminations, extensions, parents, continuations, continuations-in-part, and domestic and foreign counterparts for and to any of the foregoing; and (f) all other similar or equivalent proprietary rights now known or hereafter recognized anywhere in the world.

(yy) “IP Assignment Agreement” shall have the meaning ascribed to such term in Section 4.2.

(zz) “IT Assets” means computers, Software, servers, workstations, and all associated documentation, in each case, primarily related to the Product Line or primarily used in the Business.

(aaa) “Key Employees” shall have the meaning ascribed to such term in Section 7.3(a).

(bbb) “knowledge” shall mean (i) with respect to Seller, the actual or constructive knowledge of any fact or circumstance after due inquiry of any of the individuals set forth in Section 1.1(aaa) of the Seller Disclosure Schedule, and (ii) with respect to Buyer, the actual or constructive knowledge of any fact or circumstance after due inquiry of any of the individuals set forth in Section 1.1(aaa) of the Seller Disclosure Schedule.

(ccc) “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, order, code, edict, decree, consent decree, judgment, rule, regulation, ruling, requirement or other pronouncement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, including any bulk transfer laws.

(ddd) “Liability” shall mean any indebtedness, liability, loss or cost (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

(eee) “Licensed Intellectual Property” means all Intellectual Property, other than any Patents and Trademarks that are Registered, that (a) is owned or licensable by Seller or any of its Affiliates and (b) has been accessed or otherwise used by any of the Transferred Employees or is otherwise related to the Product Line.

(fff) “Lien” shall mean any interest in property securing an obligation, whether such interest is based on common law, statute or contract (and including any security interest or lien arising from a mortgage, claim, encumbrance, pledge, charge, easement, servitude, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes), reservations, exceptions, covenants, conditions, options, restrictions, leases, subleases, licenses, occupancy agreements, pledges, charges, assessments, covenants, reservations, defects in title, encroachments and other burdens, and other title exceptions and encumbrances affecting property of any nature, whether accrued or unaccrued, tangible or intangible, or absolute or contingent, excluding claims of Intellectual Property violations.

(ggg) “Material Adverse Effect” shall mean any circumstance, change in or effect on, the Assets or the Product Line that, individually or in the aggregate with any other circumstances, changes in, or effects on the Assets or the Product Line (A) has had or would be reasonably expected to have a material adverse effect on the Assets or the Product Line or (B) has had or would be reasonably expected to have a material adverse effect on the ability of Seller and its Affiliates to perform their obligations under this Agreement or any other agreement contemplated hereby; provided, however, that in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur, there shall be excluded any effect to the extent resulting from, or arising in connection with, any of the following (either alone or in combination):

(i) changes in general economic or business conditions or the financial or securities markets generally that do not impact Seller’s ability to design, develop, test, program, have manufactured by third parties, market, distribute, sell and support the Product Line in a disproportionate manner relative to Seller’s competitors who currently design, develop, test, program, have manufactured by third parties, market, distribute, sell and support similar products;

(ii) changes in the industries in which Seller operates, to the extent such changes do not adversely affect Seller’s ability to design, develop, test, program, have manufactured by third parties, market, distribute, sell and support the Product Line in a disproportionate manner relative to Seller’s competitors who currently design, develop, test, program, have manufactured by third parties, market, distribute, sell and support similar products;

(iii) changes in generally accepted accounting principles or international accounting standards generally applicable to corporations in the same industry of Seller;

(iv) changes in laws, rules and regulations of general applicability by any Governmental Authority, to the extent such changes do not adversely affect Seller’s ability to design, develop, test, program, have manufactured by third parties, market, distribute, sell and support the Product Line in a disproportionate manner relative to Seller’s competitors who currently design, develop, test, program, have manufactured by third parties, market, distribute, sell and support similar products;

(v) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement, to the extent such changes do not adversely affect Seller’s ability to design, develop, test, program, have manufactured by third parties, market, distribute, sell and support the Product Line in a disproportionate manner relative to Seller’s competitors who currently design, develop, test, program, have manufactured by third parties, market, distribute, sell and support similar products;

(vi) the announcement or pendency of the Transaction contemplated by this Agreement; or

(vii) (1) the failure by Seller to take any action expressly prohibited by the terms of this Agreement or (2) any actions taken by Seller as expressly required by the terms of this Agreement or with the consent of Buyer.

(hhh) “Open Source Software” shall mean any Software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model, or is licensed or otherwise provided subject to any terms that (i) impose or could impose a requirement or condition by virtue of use, modification and/or distribution of such Software or other subject matter that Software of Seller or any part thereof (x) be disclosed, licensed or distributed in source code form, (y) be licensed for the purpose of making modifications or derivative works or (z) be redistributable at no charge or (ii) otherwise impose or could impose any other material limitation, restriction or condition on the right or ability to use or distribute any Software of Seller or any part thereof (including, without limitation, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD license, MIT License, Common Public License, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License).

(iii) “Owned Software” shall mean all versions of Software that has been developed by or on behalf of Seller and primarily related to the Product Line, embodied in or constituting the products in the Product Line, or which embodies or is covered by Transferred Intellectual Property.

(jjj) “Patents” shall have the meaning ascribed to such term in the definition of Intellectual Property.

(kkk) “Patent Cross-License Agreement” shall have the meaning ascribed to such term in Section 3.4.

(lll) “Permitted Encumbrances” shall have the meaning ascribed to such term in Section 5.8(a).

(mmm) “Person” shall mean any natural person, any Governmental Authority and any entity the separate existence of which is recognized by any Governmental Authority including corporations, limited liability companies, partnerships, limited liability partnerships, joint ventures, joint stock companies, trusts, estates, companies and associations, whether organized for profit or otherwise.

(nnn) “Product Line” shall have the meaning set forth in the Recitals.

(ooo) “Proprietary Information and Inventions Agreement” shall mean Seller’s standard form of Proprietary Information and Inventions Agreement executed by each Target Employee and Key Employee.

(ppp) “Purchase Price” shall have the meaning ascribed to such term in Section 3.1.

(qqq) “Registered” means issued by, registered with or the subject of a pending application before any Governmental Authority.

(rrr) “Related Agreements” shall mean the Bill of Sale, Assumption Agreement, the IP Assignment Agreement, the Escrow Agreement and the Patent Cross-License Agreement.

(sss) “Representatives” shall mean any director, officer, employee, accountant, counsel, investment banker, financial advisor or other agent or representative of such Person or any of its Affiliates.

(ttt) “Restrictive Covenants” shall have the meaning ascribed to such term in Section 11.3(a).

(uuu) “Retention Plan” shall have the meaning ascribed to such term in Section 7.3(a).

(vvv) “Seller” shall have the meaning set forth in the Preamble.

(www) “Seller Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Buyer on behalf of Seller setting forth exceptions to, and disclosure with respect to, representations and warranties of Seller set forth herein.

(xxx) “Seller Indemnified Parties” shall have the meaning ascribed to such term in Section 10.2(b).

(yyy) “Seller Intellectual Property” shall mean collectively the Transferred Intellectual Property and the Transferred Technology.

(zzz) “Service Providers” shall have the meaning ascribed to such term in Section 5.6(d).

(aaaa) “Software” shall mean computer software, programs and databases in any form, including source code, object code, operating systems and specifications, data, databases, database management code, firmware, utilities, graphical user interfaces and software engines, and all related documentation, developer notes, comments and annotations.

(bbbb) “Standard Warranty Obligations” shall have the meaning ascribed to such term in Section 5.14(a).

(cccc) “Target Employees” shall have the meaning ascribed to such term in Section 7.3(a).

(dddd) “Tax,” “Taxes” and “Tax Returns” shall have the meanings ascribed to such terms in Section 5.13(a).

(eeee) “Technology” means embodiments of Intellectual Property in electronic, written or other media, including any or all of the following: (i) works of authorship including computer programs, source code, and executable code, RTL, GDSII files, whether embodied in Software or otherwise, architecture, documentation (such as bill of materials, build instructions and test reports), designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, equipment, prototypes, schematics, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, lab notebooks, test vectors and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

(ffff) “Termination Date” shall have the meaning ascribed to such term in Section 12.1(b) subject to extension as set forth in Section 12.1(b).

(gggg) “Trademarks” shall have the meaning ascribed to such term in the definition of Intellectual Property.

(hhhh) “Trade Secrets” shall have the meaning ascribed to such term in the definition of Intellectual Property.

(iiii) “Transaction” shall have the meaning ascribed to such term in the Recitals.

(jjjj) “Transfer Offers” shall have the meaning ascribed to such term in Section 7.3(a).

(kkkk) “Transferred Employees” shall have the meaning ascribed to such term in Section 7.3(a).

(llll) “Transferred Intellectual Property” shall mean the (i) Transferred Patents; (ii) Transferred Trademarks; (iii) other Intellectual Property, including Copyrights and Trade Secrets owned by Seller and primarily related to the Product Line; (iv) all Intellectual Property in and to the Transferred Technology; and (v) all benefits, privileges, rights to claims and causes of actions relating to any of the foregoing (including, without limitation, the exclusive rights to enforce, settle, recover and retain all damages for, all past, present or future infringement, misappropriation or other violations of any of the foregoing) and the right to register, prosecute, maintain or record any such Intellectual Property with any Governmental Authority.

(mmmm) “Transferred Patents” shall mean all Patents set forth on Schedule A, including, for clarity, all registrations, applications, renewals, reissues, reexaminations, extensions, parents, continuations, continuations-in-part and domestic and foreign counterparts thereto.

(nnnn) “Transferred Tangible Assets” shall mean the tangible assets, equipment, tools and materials, other than Transferred Technology, set forth on Schedule 1.1(nnnn).

(oooo) “Transferred Technology” shall mean (i) all Technology (and in the case of Software, all versions thereof) constituting the Product Line or primarily used in the Business; and (ii) information and Trade Secrets primarily used in the Business. For clarity, Transferred Technology includes Owned Software and IT Assets.

(pppp) “Transferred Trademarks” shall mean the Trademarks set forth in Schedule A, and the goodwill of the Business appurtenant thereto.

(qqqq) “Warranty Obligations” shall have the meaning ascribed to such term in Section 5.14(a).

SECTION 2 PURCHASE OF ASSETS/ASSUMPTION OF LIABILITIES.

2.1 Purchased Assets. On the terms and subject to the conditions contained herein, Seller shall irrevocably sell, assign, transfer, convey and deliver to Buyer or one of its Affiliates as designated by Buyer on and as of the Closing Date (unless otherwise specified herein), and Buyer or one of its Affiliates as designated by Buyer shall irrevocably purchase and acquire from Seller on and as of the Closing Date (unless otherwise specified herein) all of Seller’s right, title and interest in, to and under all of the following assets, wherever located, owned or held by Seller, free and clear of all Encumbrances (the assets to be purchased by Buyer and its Affiliates being referred to collectively as the “Assets”):

(a) Tangible Assets. All Transferred Tangible Assets;

(b) Books and Records. All books, records (other than records relating to Taxes), ledgers, files, documents, correspondence, customer, supplier, advertiser, circulation and other lists (including subscribers), invoices and sales data, creative, advertising and other promotional materials, studies, reports and other printed or written materials or data primarily related to the Product Line or the Assets, including (i) all prosecution files and all documents reasonably necessary to evidence true and complete chain of title ownership for each item of Intellectual Property, as applicable and to the extent such files and documents are available to Seller, its Affiliates or its outside counsel and (ii) any media on which any Transferred Technology is stored, but excluding any such items to the extent (x) they are included in or primarily related to any Excluded Assets or Excluded Liabilities or (y) any Legal Requirement prohibits their transfer (collectively, the “Books and Records”);

(c) Claims. All claims, actions, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment of any kind or character primarily related to the Product Line or the Assets;

(d) Transferred Technology. All Transferred Technology and the right to apply for and own any Patents on any inventions therein;

(e) Transferred Intellectual Property. All Transferred Intellectual Property; and

(f) Goodwill. All goodwill incident to the items set forth in Sections 2.1(a)-(e) above.

2.2 Excluded Assets. Except as expressly set forth in Section 2.1 above, the Assets do not include, Seller is not selling and Buyer and its Affiliates are not purchasing, any other assets of Seller, including but not limited to those assets of Seller set forth on Schedule 2.2 (the “Excluded Business Assets”) notwithstanding that the Excluded Business Assets may otherwise be primarily related to the Product Line (collectively, the “Excluded Assets”), the ownership of which will be retained by Seller following the Closing Date.

2.3 Assumed Liabilities and Obligations. On the terms and subject to the conditions and exceptions contained herein, as of the Closing Date, Buyer or one of its Affiliates as designated by Buyer shall assume and become responsible for only those obligations specified on Schedule 2.3 (the “Assumed Liabilities”), and Buyer and its Affiliates do not assume and will not be responsible or liable for any other Liabilities or obligations of Seller. Seller shall not amend, adjust or compromise any Assumed Liabilities from the date hereof without the prior knowledge and written consent of Buyer.

2.4 Excluded Liabilities and Obligations. Notwithstanding anything to the contrary contained in this Agreement, Buyer and its Affiliates will not assume or be liable for, and Seller and its Affiliates will retain and remain responsible for, all of Seller’s and its Affiliates’ debts, Liabilities and obligations of any nature whatsoever (other than the Assumed Liabilities set forth in Section 2.3), whether accrued or unaccrued, whether absolute or contingent, whether known or unknown, whether due or to become due, and regardless of when asserted (collectively, the “Excluded Liabilities”). The Excluded Liabilities include the following:

(a) Liabilities Under This Agreement. All of Seller’s Liabilities and obligations under this Agreement or under any other agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date hereof;

(b) Taxes. Any Liability for or in respect of the payment of all Taxes and assessments including all excise Taxes, sales and use Taxes, payroll withholding Taxes, FICA Taxes, unemployment Taxes, business Taxes and real and personal property Taxes which are required to be paid or remitted by Seller, and of any Taxes arising out of or relating to the ownership or use of the Assets prior to the Closing Date or in connection with this Transaction;

(c) Employee Liabilities. Except as specifically set forth in this Agreement, any and all Liabilities under or relating to any Employee Plan, Employee Agreement or otherwise relating to any current or former employee, director, or consultant of Seller or its Affiliates and his or her service or employment with Seller and its Affiliates on and prior to the Closing;

(d) Breach of Contract/Violation of Law. All of Seller’s Liabilities or obligations arising out of or in connection with the breach by Seller of any contract or agreement, including any Liabilities or obligations resulting from, arising out of, relating to, in the nature of or caused by any breach of contract, breach of warranty, tort, infringement, violation of Legal Requirement or environmental matters concerning or directly in connection with the Assets (including those arising under any and all applicable securities, environmental, health and safety laws) occurring before the Closing, or any damages to third parties resulting from acts, events or omissions occurring before the Closing; and

(e) Fees. All of Seller’s Liabilities or obligations for expenses or fees incurred by Seller incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement, or the consummation (or preparation for the consummation) of the transactions contemplated hereby, including all attorneys’ and accountants’ fees, brokerage fees, consultants’ fees and finders’ fees that are Seller’s responsibility hereunder.

SECTION 3 TRANSACTION CONSIDERATION.

3.1 Purchase Price. In consideration for Buyer’s purchase of the Assets and assumption of the Assumed Liabilities, Buyer shall pay to Seller an aggregate amount equal to $23,000,000.00 in cash, provided that if either or both of the conditions in Section 8.10 have not been satisfied (and all other conditions to Closing set forth in Section 8 and Section 9 shall have been satisfied, other than those conditions that by their nature are to be satisfied at the Closing) and Buyer in its sole discretion determines to waive the applicable condition or conditions set forth in Section 8.10, then the Purchase Price shall be determined as set forth in Schedule 3.1 (the “Purchase Price”). At the Closing, Buyer shall deliver to the Escrow Agent an amount in cash equal to ten percent (10%) of the Purchase Price (the “Escrow Amount”) to be held and disbursed pursuant to the terms and conditions of the Escrow Agreement (the “Escrow Fund”), which will be held for the purpose of securing the indemnification obligations of Seller set forth in this Agreement and for the purpose of compensating Buyer and the other Buyer Indemnified Parties for any and all Damages for which they are entitled to indemnification pursuant to this Agreement. At the Closing, Buyer shall pay to Seller an amount in cash equal to the Purchase Price minus the Escrow Amount.

3.2 Escrow. On the Closing Date, Buyer shall deposit the Escrow Amount with the Escrow Agent. The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms of the Escrow Agreement. On the terms and subject to the conditions set forth in Section 10 and the Escrow Agreement, the Escrow Fund, or any portion thereof then remaining, shall be subject to release to Seller twelve (12) months after the Closing Date, in each case subject to the resolutions of any claims for indemnification. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

3.3 Taxes and Tax Reporting. Seller shall be responsible for and pay all costs of terminating any contracts relating to the Assets. Seller shall be responsible for and shall pay, and shall indemnify Buyer for, all applicable sales Taxes, use Taxes, value-added Taxes and other transfer Taxes (including recording Taxes, stamp Taxes and any similar Taxes arising upon the transfer of tangible, intangible or real property or interests therein) that become due and payable as a result of the sale, transfer and delivery of the Assets. Buyer agrees to use its reasonable best efforts to take actions reasonably requested by Seller to minimize any sales, use and other transfer taxes and fees incurred in connection with the assignment, conveyance, transfer and/or delivery of the Assets hereunder, including the acceptance of transfer via means of electronic transmission of all Assets capable of being so transmitted. Buyer further agrees to deliver all certificates reasonably requested by Seller to verify the fact of such electronic transmissions or other actions. The parties hereto agree that for all federal and state tax purposes the consideration received by Seller for the Assets hereof shall be allocated in accordance with

Section 1060 of the Code as set forth in Schedule 3.3 and that all financial reports, and income and other tax returns and information reports, will be prepared and filed in a manner consistent with such allocation and no party hereto will take any position inconsistent with such allocation in any subsequent returns or proceedings. Buyer and Seller each agree to file IRS Form 8594, and any corresponding state tax forms, on a timely basis.

3.4 Patent Cross-License Agreement. On the Closing Date, Buyer and Seller shall enter into a Patent Cross-License Agreement in the form attached hereto as Exhibit C (the “Patent Cross-License Agreement”) pursuant to which each party will license specified Intellectual Property to the other party.

SECTION 4 CLOSING.

4.1 Closing. The closing (the “Closing”) shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP, 2550 Hanover Street, Palo Alto, California 94304 on the third (3rd) Business Day following the date on which the conditions set forth in Section 8 and Section 9 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) are satisfied or waived in accordance with this Agreement, or such other date, place or time as may be agreed upon between the parties; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Section 8 and Section 9, Buyer shall not be obligated to effect the Closing prior to the earlier of (i) the receipt of the necessary approvals or confirmations from the Korea Exchange Bank pursuant to the Foreign Exchange Transaction Act, or (ii) June 27, 2014; provided, further, that nothing in this Section 4.1 shall effect Buyer’s obligations pursuant to Section 7.1. The day on which the Closing actually occurs is referred to herein as the “Closing Date”. The Closing shall be deemed to take place at 12:01 a.m. Pacific time on the Closing Date.

4.2 Transfer of Possession. Except as expressly set forth in this Section 4.2, on the Closing Date, Seller shall place Buyer or one of its Affiliates as designated by Buyer in full possession of the Assets and shall execute such assignments, assumptions and other instruments of transfer, in form and substance reasonably satisfactory to Buyer, with such other appropriate instruments of title and consents of third parties as Buyer shall reasonably request in order to effectively transfer the Assets to Buyer or one of its Affiliates as designated by Buyer free and clear of all Encumbrances other than Permitted Encumbrances, including (i) one or more Assignment and Assumption Agreements in substantially the form of Exhibit A attached hereto (the “Assumption Agreement”), (ii) one or more Bills of Sale in substantially the form of Exhibit B attached hereto (the “Bill of Sale”), and (iii) one or more IP Assignment Agreements in substantially the form of Exhibit D attached hereto (the “IP Assignment Agreement”). The Assets shall be delivered via electronic transmission to the extent practicable. On the Closing Date, Seller shall make all other Assets available for Buyer or one of its Affiliates as designated by Buyer to take physical possession at the Closing. If and to the extent that, from and after the Closing, Seller or Buyer discovers any Assets that should have been conveyed and delivered to Buyer at the Closing pursuant hereto but were not so conveyed and delivered at the Closing, Seller shall convey and deliver such Assets to Buyer or one of its Affiliates as designated by Buyer as soon as reasonably practicable after the discovery thereof, in each case without additional consideration paid therefor.

SECTION 5 REPRESENTATIONS AND WARRANTIES OF SELLER.

Except as set forth in the Seller Disclosure Schedule with respect to specifically identified subsections of this Section 5, as an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows:

5.1 Organization, Good Standing, Corporate Power and Qualification. Seller has been duly organized, and is validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to enter into and perform this Agreement, and the Related Agreements to which Seller is or is to be a party, to own and operate its properties and assets and to carry on its business as currently conducted.

5.2 Due Authorization, Binding Effect. All action on the part of Seller necessary for the authorization, execution, delivery of, and the performance of all obligations of Seller under this Agreement and the Related Agreements to which Seller is or is to be a party has been taken. Seller does not require any approvals of its stockholders in order to execute and deliver this Agreement and the Related Agreements, perform its obligations hereunder or thereunder or consummate the transactions contemplated hereby or thereby. This Agreement, along with the Related Agreements, when executed and delivered by Buyer, will constitute valid and legally binding obligations of Seller, as the case may be, enforceable in accordance with their respective terms, except as may be limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (ii) the effect of rules of law governing the availability and enforceability of equitable remedies.

5.3 No Conflicts. The execution, delivery and performance by Seller and its Affiliates of this Agreement, the Related Agreements to which any of them is or is to be a party and the consummation of the transactions contemplated hereby or thereby do not and will not result in any violation or default, or be in conflict with or result in a violation or breach of, with or without the passage of time or the giving of notice or both, or give any party the right to terminate, accelerate or modify, or require the consent of any Person under, (i) Seller’s certificate of incorporation or bylaws, both as amended to-date, (ii) any Legal Requirement to which Seller or its Affiliates is subject, or (iii) any Contract or Governmental Authorizations, except in the case of clauses (ii) and (iii), any violation or breach that would not have a Material Adverse Effect or otherwise prevent Seller or its Affiliates from performing their obligations under this Agreement or any Related Agreement or consummating the transactions contemplated hereby or thereby.

5.4 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, notice, declaration or filing with, any Governmental Authority is required on the part of Seller or any of its Affiliates in order to enable Seller or any of its Affiliates to execute, deliver and perform its obligations under this Agreement or the Related Agreements to which Seller or any of its Affiliates is a party, or to consummate any of the transactions contemplated by the Agreement or the Related Agreements to which it is a party.

5.5 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending (or, to Seller’s knowledge, currently threatened) against Seller or any of its Affiliates before any Governmental Authority, and to Seller’s knowledge, there is no reasonable basis for the same. To Seller’s knowledge, neither Seller nor any of its Affiliates are a party or subject to the provisions of any Legal Requirement that would prevent or materially interfere with or delay the consummation of the transactions contemplated by the Agreement or the Related Agreements. There is no action, suit, proceeding, claim, arbitration or investigation by Seller or any of its Affiliates related to the Product Line or the Assets that is pending or which Seller or any of its Affiliates intends to initiate. None of the Assets is subject to any order, writ, judgment, award, injunction or decree of any Governmental Authority of competent jurisdiction or any arbitrator or arbitrators.

5.6 Intellectual Property.

(a) Status. Seller has full, sole and exclusive right, title and ownership of (free and clear of all Encumbrances) Seller Intellectual Property (and immediately after the Closing, Buyer will have the same rights therein). Transferred Intellectual Property (excluding Transferred Patents) is subsisting, and, to Seller’s knowledge, valid and enforceable. Seller Intellectual Property is not the subject of any outstanding judgment, order, decree, agreement or ruling that would adversely affect or limit Buyer’s use thereof or rights thereto. Section 5.6(a) of the Seller Disclosure Schedule sets forth, with respect to each item of Seller Intellectual Property registered by Seller or any of its subsidiaries with any Governmental Authority or domain name registrar or for which an application has been filed by Seller or any of its subsidiaries with any Governmental Authority or domain name registrar, (1) the identity of such Intellectual Property, (2) the registration or application number, (3) the date of registration, and (4) the names of the jurisdictions covered by the applicable registration or application. No third party has any ownership right, title, interest, claim in or Encumbrance on any of the Seller Intellectual Property, including but not limited to the Seller Intellectual Property set forth on Schedule A, and Seller and its Affiliates have taken those steps reasonably necessary to preserve Seller’s and its Affiliates’ legal rights in, and the secrecy and value of, all Seller Intellectual Property, except for which disclosure pursuant to Seller’s standard form non-disclosure agreement (a copy of which has been made available to Buyer) is reasonably necessary for legitimate business or legal reasons. The Seller Intellectual Property includes all of the Intellectual Property and Technology necessary and sufficient for the operation of the Business and the use, sale, import, export, manufacture and other exploitation of the Product Line. No Person has used, infringed, violated or misappropriated the Seller Intellectual Property, including but not limited to the Seller Intellectual Property set forth on Schedule A, and no employee of Seller or any of its Affiliates has been or is currently in violation of his or her confidentiality agreement or noncompetition agreement.

(b) Licenses; Other Agreements. Seller Intellectual Property is not subject to any Encumbrance, and neither Seller nor any of its Affiliates have granted any options or licenses or entered into any agreements of any kind relating to any Seller Intellectual Property outside of normal nonexclusive end user customer licenses entered into in the ordinary course pursuant to forms of agreement made available to Buyer. Neither Seller nor any of its Affiliates is bound by or a party to any Encumbrance of any kind with respect to any of the Seller Intellectual Property or the Assets. Neither Seller nor any of its Affiliates is obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Asset or any other property or rights. Section 5.6(b) of the Seller Disclosure Schedule identifies each item or component of Intellectual Property that is licensed to Seller or any of its Affiliates by any Person (except for any Intellectual Property that is licensed to Seller or any of its Affiliates under any third party software license generally available to the public at an aggregate annual license cost of less than $10,000) and identifies the license agreement under which such Intellectual Property is being licensed to Seller or any of its Affiliates). There is no Open Source Software included or incorporated in, statically or dynamically linked to, or distributed with, any products currently within the Product Line as of the date hereof or Transferred Technology. Neither Seller nor any of its Affiliates have licensed, disclosed or delivered, agreed to license, disclose or deliver, or permitted the disclosure or delivery to any escrow agent or other Person and no Person is in possession of, or has or has had access to, any source code for the products currently in the Product Line or Transferred Technology, except for disclosures to employees, contractors or consultants under binding written agreements that prohibit the use or disclosure of such source code except in the performance of services for Seller.

(c) No Infringement. The operation of the Business, and the use, sale, import, export, manufacture and other exploitation of the Product Line did not, do not and will not violate, misappropriate or infringe any Intellectual Property of any Person. Seller has not received any (1) communications alleging that Seller’s or any of its subsidiaries’ operation of the Business, or the use, sale, import export, manufacture or other exploitation of the Product Line have violated, misappropriated or infringed or, would violate, misappropriate or infringe any Intellectual Property of any Person or (2) cease and desist letters or invitations to enter into a license under the Intellectual Property of any Person.

(d) No Breach by Employee. To Seller’s knowledge, no Transferred Employee or consultant to Seller or its subsidiaries who work with the Business (collectively, with Transferred Employees, “Service Providers”) is obligated under any agreement (including licenses, covenants, employment agreements, consulting agreements, proprietary rights agreements or commitments of any nature) or subject to any judgment, decree or order of any Governmental Authority, or any other restriction that would interfere with the use of his or her reasonable best efforts to carry out his or her duties for Seller or to promote the interests of Seller or that would prevent such employees or consultants from assigning to Seller inventions and all other Intellectual Property created, developed, conceived or reduced to practice in connection with services rendered to Seller or its Affiliates. The use of the Seller Intellectual Property by the Service Providers or Transferred Employees does not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which Seller or its Affiliates or, to Seller’s knowledge, any of the Service Providers or Transferred Employees is now or has been obligated. Neither Service Providers nor Transferred Employees have used or had access to any Trade Secrets of any Person in the course of their respective employment by or service to Seller or any of its Affiliates, except for Trade Secrets with respect to which Seller or its Affiliates have obtained express and unlimited rights to use and otherwise exploit without royalty or other fee or charge, and all such rights shall survive and remain in full force and effect following the Closing for the benefit of Buyer. To Seller’s knowledge, it is not, nor will it be, necessary to utilize any inventions of any Service Providers made prior to their employment by or service to Seller or any of its Affiliates. In each case in which Seller or any of its Affiliates has acquired or sought to acquire ownership of any

Intellectual Property or Technology relating to the Business or Assets from any Person, including as a result of engaging any employee or contractor to develop or create any Intellectual Property or Technology intended for the Business, Seller and its Affiliates have obtained sole and exclusive ownership of such Intellectual Property and Technology by operation of law or by a valid and enforceable assignment sufficient to irrevocably transfer to Seller all such Intellectual Property (including the right to seek past and future damages with respect thereto) or Technology.

(e) Software. Seller owns exclusively, and has good and marketable title to, all Owned Software and all associated Copyrights. No third Person has created or contributed to the development of any of the Owned Software. The Owned Software, together with any other Software used by Seller or its subsidiaries in connection with the Product Line, operates and performs in all material respects in accordance with its documentation and functional specifications and has not materially malfunctioned or failed. The Owned Software does not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other devices or effects that (1) enable or assist any Person to access without authorization the Owned Software or any system associated therewith, or (2) otherwise significantly adversely affect the functionality of the Owned Software or any system associated therewith.

(f) Proceedings. Except pursuant to ordinary course prosecution of the Transferred Patents before any Governmental Authority, there is no litigation, opposition, petition to cancel, interference, reissue, reexamination, cancellation, inventorship challenges, proceeding, objection or claim pending, asserted or threatened concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Transferred Intellectual Property and there is no presently existing factual basis that is reasonably likely to result in the same.

(g) Standards Organizations. Neither Seller, its Affiliates, nor any of its or their current or former employees is, or has ever been, a participant, member or promoter of, or a contributor to, any industry standards body, standard setting organization, consortium, open source organization or similar organization that requires or obligates, or could require or obligate, the grant or offer to any Person of any license, covenant not to sue or other right to any Seller Intellectual Property.

(h) Government Funding. No funding, facilities, or personnel of any Governmental Authority or any public or private university, college, other educational institution or research center were used, directly or indirectly, to develop or create, in whole or in part, any Seller Intellectual Property.

(i) IT Assets. The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by Seller or its Affiliates in connection with the Product Line and have not materially malfunctioned or failed. To Seller’s knowledge, no Person has gained unauthorized access to the IT Assets. Seller and its Affiliates have implemented reasonable backup and disaster recovery technology consistent with industry practices.

5.7 Compliance with Contracts and Legal Requirements. Seller’s use of the Assets is not in violation or default, in any material respect, of any Contract to which Seller or any of its Affiliates is a party or by which Seller or any of its Affiliates is bound, and Seller’s use of the Assets is in compliance in all material respects with all applicable Legal Requirements. Seller and its Affiliates have not received any written notice of any breach or violation of any such Contract or Legal Requirement which has not been remedied prior to the date hereof.

5.8 Assets Generally.

(a) Seller has good, marketable and valid title to, or in the case of leased or licensed tangible Assets, valid leasehold interests in or license to such Assets, free and clear of all Encumbrances, except (i) Encumbrances for Taxes, assessments and other governmental charges not yet due and payable or, if due (A) not delinquent or (B) being contested in good faith by appropriate proceedings and described in reasonable detail on the Seller Disclosure Schedule, and (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar Liens or Encumbrances, including all statutory Liens and Encumbrances, arising or incurred in the ordinary course of business (collectively, the “Permitted Encumbrances”). On the Closing Date, Seller will convey and transfer to Buyer good and valid title to all of the Assets, free and clear of any Encumbrance (other than Permitted Encumbrances). All of the Assets are in the exclusive possession and control of Seller, and Seller has the unencumbered right (other than Permitted Encumbrances) to use, and to sell to Buyer in accordance with the terms and provisions of this Agreement, all of the Assets free of the rights and claims of others (other than Permitted Encumbrances).

(b) Upon the Closing, Buyer will own, and will have good, marketable and valid title to, all of the Assets, free and clear of any Liens or other Encumbrances (other than Permitted Encumbrances).

(c) Section 5.8(c) of the Seller Disclosure Schedule identifies all Assets that are being leased or licensed to Seller. With respect to the Assets it leases or licenses, Seller is in material compliance with such lease or license.

(d) Except for the Excluded Business Assets, the Assets to be transferred hereunder (together with the Intellectual Property to be licensed to Buyer under the Patent Cross-License Agreement) constitute all the assets, properties and rights of Seller necessary to operate, develop and sell the Product Line as currently being operated, developed and sold.

5.9 Tangible Assets.

(a) The Transferred Tangible Assets and the tangible assets included in the Excluded Business Assets are all the tangible assets that are primarily used in the Product Line.

(b) All Transferred Tangible Assets that are tangible property are structurally sound, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the ordinary course of the business and conform to all Legal Requirements relating to their use and operation. There are no facts or conditions affecting such Assets that could interfere in any material respect with the use or operation thereof as used or operated for the twelve (12) months preceding the date of this Agreement.

5.10 Contracts. Section 5.10 of the Seller Disclosure Schedule contains a complete list of all Contracts to which Seller is a party or by which it is bound, that, individually or in the aggregate, are material to the Product Line or the Assets, including all such items that may involve (i) obligations (contingent or otherwise) of, or payments to, Seller on or after the date hereof relating to the Assets in excess of $25,000, where all Contracts involving the same person or entity shall be aggregated for the purpose of meeting the preceding individual minimum dollar amount; (ii) the transfer, license, covenant not to sue, use, development, or sharing of any Asset, including Seller’s right in the Seller Intellectual Property, to or from Seller; (iii) the grant of rights to manufacture, produce, assemble, license, distribute, franchise, market or sell the Assets to any other person or entity; (iv) the restricting of or otherwise affecting Seller’s exclusive right to develop, manufacture, assemble, distribute, market, sell or otherwise exploit the Assets (whether by territorial restriction or otherwise) or that prohibit Seller from freely engaging in any business or competing anywhere in the world with regard to the Assets or the Product Line; (v) the indemnification by Seller with respect to infringements of the Seller Intellectual Property other than in the ordinary course of business, pursuant to forms of agreement made available to Buyer; (vi) the creation of an Encumbrance on the Assets; (vii) terms with respect to the Assets or the Product Line that were entered into outside the ordinary course of business or inconsistent with Seller’s past practices; (viii) Contracts relating to the Assets which have a term of more than sixty (60) days and which may not be terminated by Seller (without penalty) within sixty (60) days after the delivery of a termination notice by Seller; (ix) creating or resulting in any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities with respect to the Assets or the Product Line; (x) any settlement, standstill or other agreements entered into in connection with any litigation, arbitration, mediation or other proceedings, in each case relating to any of the Assets or the Product Line; (xi) Contracts with suppliers of any material components incorporated into the Product Line; and (xii) Contracts with Employees.

5.11 Governmental Authorizations. Section 5.11 of the Seller Disclosure Schedule identifies each Governmental Authorization held by Seller or any of its Affiliates that is primarily related to the Product Line or the Assets, and Seller has delivered to Buyer accurate and complete copies of all such Governmental Authorizations. The Governmental Authorizations identified in Section 5.11 of the Seller Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary for the use of the Assets as they are currently being used. Seller and its Affiliates are, and have at all times been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Section 5.11 of the Seller Disclosure Schedule. Seller and its Affiliates have not received any written notice or other written communication from any Governmental Authority regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization related to the Assets or the Product Line or (b) any actual or possible revocation, withdrawal, suspension or modification of any Governmental Authorization related to the Assets or the Product Line.

5.12 Employee Matters.

(a) To Seller’s knowledge, all compensation, including wages, commissions, bonuses and benefits payable to or on behalf of the Target Employees and Key Employees for services performed on or prior to the date hereof have been paid in full, and shall be paid in full prior to the Closing Date, and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, severance obligations, change in control benefits, employee benefits, commissions or bonuses.

(b) No Target Employee or Key Employee performs services outside of the United States and no current director, employee or consultant of Seller or subsidiaries who performs services outside of the United States works on or with the Product Line or the Assets.

(c) All Employee Plans and Employee Agreements have complied in all material respects, in form and operation, with the terms of ERISA, the Code and other applicable law. Neither Seller nor any of its parents, subsidiaries or any other Person that, together with Seller or its Affiliates, would be treated as a single employer under Section 414 of the Code or under Section 4001(b) of ERISA, has ever contributed to or otherwise had any liability with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) that (a) is subject to Title IV of ERISA or Section 412 of the Code, or (b) provides vested life insurance, medical or other health and welfare benefits upon retirement or termination of employment for any reason, except as may be required by COBRA or any similar state law.

(d) Section 5.12(d)(i) of the Seller Disclosure Schedule sets forth the policy of Seller with respect to Accrued PTO and the amount of such liabilities as of April 30, 2014 for each of the Target Employees and Key Employees. As of the Closing, the Closing PTO Amount Schedule will set forth an accurate and complete list of the amount of Accrued PTO for each of the Target Employees and Key Employees. Section 5.12(d)(ii) of the Seller Disclosure Schedule sets forth a complete and accurate list, dated as of a date no earlier than five (5) days prior to the date of this Agreement, of each Target Employee’s and Key Employee’s: (i) employee identification number, (ii) employment location, (iii) date of hire, (iv) current title, (v) current annual salary, (vi) current bonus and/or commission potential, including amounts earned but unpaid as of the date hereof, (vii) classification by Seller as exempt or non-exempt, (viii) outstanding equity awards under any Employee Plan, and (ix) any commitment to pay an amount or benefit in connection with a termination of employment (contingent or otherwise) or in connection with a change of control.

(e) There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Seller, threatened or anticipated relating to any labor, safety or discrimination matters involving any Target Employee or Key Employee. To Seller’s knowledge neither Seller nor any of its Affiliates has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. To the knowledge of Seller, no Target Employee or Key Employee is obligated under any contract or agreement, subject to any judgment, decree or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of Seller or that would interfere with the Assets. Neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any Target Employee or Key Employee is now bound.

(f) Neither Seller nor any of its Affiliates is a party to or bound by any collective bargaining agreement or other labor union contract (including any contract or agreement with any works council, trade union, or other labor-relations entity) with respect to any Target Employee or Key Employee, neither Seller nor any of its Affiliates has been subject to or bound by any such collective bargaining agreement or other union contract at any time during the three (3) years prior to the date of this Agreement, and no such collective bargaining agreement or other union contract is being negotiated by Seller or any of its Affiliates. To the knowledge of Seller, as of the date hereof, none of the Target Employees or Key Employees is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed activities of the Assets, except for agreements between Seller or any of its Affiliates and their present and former employees, consultants and contractors.

5.13 Taxes.

(a) For purposes of this Agreement, (i) the term “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and (ii) the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b) Seller has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes owed by Seller (whether or not shown or required to be shown on any Tax Return) have been paid. Seller is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Authority in a jurisdiction where Seller does not file Tax Returns that Seller may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax. There are no audits, examinations, investigations, disputes, claims or other actions now pending or, to Seller’s knowledge, threatened with respect to any liability for Taxes of Seller. No material deficiencies exist or have been asserted or are expected to be asserted with respect to Taxes of Seller.

(c) Seller’s Tax obligations will not result in the inability to materially consummate the transactions contemplated in this Agreement.

(d) Buyer shall have no Liability or obligation whatsoever, and shall not incur any loss, expense or cost, and none of the Assets, or any assets of Buyer, shall be subjected to any Encumbrances (other than Permitted Encumbrances), by reason of any Taxes arising out of any operations or activities of Seller whether conducted prior to the date hereof or hereafter.

(e) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) No amount that could be received (whether in cash or property or otherwise) in connection with the transactions contemplated by this Agreement (contingent or otherwise) by any Target Employee or Key Employee who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as a “parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(g) There is no contract to which Seller or any of its Affiliates is a party covering any Target Employee or Key Employee that has or will, or could reasonably be expected to, cause compensation to be includable in the gross income of any Target Employee or Key Employee under Section 409A of the Code (or any similar state law).

5.14 Warranty Obligations.

(a) Section 5.14(a) of the Seller Disclosure Schedule sets forth: (i) (A) the form of Seller’s standard warranty terms in respect of any of Seller’s products and services relating to the Assets that are currently in effect (the “Standard Warranty Obligations”) and (B) any warranty terms outstanding on the date hereof that deviate materially from the Standard Warranty Obligations (collectively, with the Standard Warranty Obligations, the “Warranty Obligations”) and (ii) each of the Warranty Obligations that is subject to any dispute or, to the knowledge of Seller, threatened dispute.

(b) Seller is not aware of any reasonable basis to expect that customers of Seller will, on an aggregate basis, state claims under Warranty Obligations for products manufactured, designed, licensed, leased, rented or sold by Seller that substantially deviate from Seller’s past history regarding Warranty Obligations and related claims (as adjusted to reflect increases in volume).

(c) There has not been, nor is there under consideration by Seller, any recall or post-sale warning of a material nature conducted by or on behalf of Seller concerning the Product Line. All products, including the packaging and advertising related thereto, designed, formulated, manufactured, processed, sold or placed in the stream of commerce by Seller related to the Product Line materially complied and comply with applicable Governmental Authorizations and Legal Requirements, and there have not been and there are no material defects or deficiencies in such products.

5.15 Material Relationships. No supplier to, or distributor of or customer of the Product Line has notified Seller or any of its Affiliates in writing of an intention to terminate or materially adversely change its existing business relationship with Seller or such Affiliate and Seller has no reason to believe that such termination or alteration of the relationship with Seller is likely to occur. To the knowledge of Seller, no such supplier, distributor or customer is threatened with bankruptcy or insolvency.

5.16 Solvency.

(a) Seller is not Insolvent and will not be rendered Insolvent by any of the transactions contemplated by this Agreement and the Related Agreements. “Insolvent” means, with respect to any Person, that the sum of the debts and other probable Liabilities of such Person exceeds the present fair saleable value of such Person’s assets.

(b) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement and the Related Agreements: (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business, (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business and (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities. The cash available to Seller, after taking into account all other anticipated uses of cash, will be sufficient to pay all such Liabilities promptly in accordance with their terms.

5.17 No Finder’s Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or any of its Affiliates who might be entitled to any fee or commission from Seller or any of its Affiliates in connection with the transactions contemplated hereby, other than Deutsche Bank AG whose fees will be paid solely by Seller.

SECTION 6 REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to Seller as follows:

6.1 Organization, Good Standing, Corporate Power and Qualification. Buyer has been duly incorporated and organized, and is validly existing and in good standing, under the laws of The Republic of Korea. Buyer has the requisite corporate power and authority to enter into and perform this Agreement, and the Related Agreements to which Buyer is or is to be a party, to own and operate its properties and assets and to carry on its business as currently conducted.

6.2 Due Authorization, Binding Effect. All corporate action on the part of Buyer necessary for the authorization, execution, delivery of and the performance of all obligations of Buyer under this Agreement and the Related Agreements to which Buyer is or is to be a party has been taken. This Agreement, along with the Related Agreements to which Buyer is a party, when executed and delivered by Seller will constitute valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or others laws of general application relating to or affecting the enforcement of creditors’ rights generally or (ii) the effect of rules of law governing the availability or enforceability of equitable remedies.

6.3 No Conflicts. The execution, delivery and performance of this Agreement, the Related Agreements to which Buyer is or is to be a party and the consummation of the transactions contemplated hereby or thereby will not result in any such violation or default, or be in conflict with or result in a violation or breach of, with or without the passage of time or the giving of notice or both, or give any party the right to terminate, accelerate or modify, or require the consent of any Person under, (i) Buyer’s organizational documents, as amended to-date, (ii) any Legal Requirement to which Buyer is subject or (iii) any Contract to which Buyer is a party, except in each case, any violation or breach that would not prevent Buyer from performing its obligations under this Agreement or any Related Agreement to which Buyer is a party or consummating the transactions contemplated hereby or thereby.

6.4 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, notice, declaration or filing with, any Governmental Authority is required on the part of Buyer in order to enable Buyer to execute, deliver and perform its obligations under this Agreement or the Related Agreements to which Buyer is or is to be a party, or to consummate any of the transactions contemplated by the Agreement or the Related Agreements to which Buyer is or is to be a party except a report relating to overseas investment with the Korea Exchange Bank pursuant to the Foreign Exchange Transaction Act and the relevant regulations thereunder.

6.5 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending (or, to Buyer’s knowledge, currently threatened) against Buyer before any Governmental Authority that would prevent or materially interfere with or delay the consummation of the transactions contemplated by the Agreement or the Related Agreements to which Buyer is or is to be a party. To Buyer’s knowledge, Buyer is not a party or subject to the provisions of any Legal Requirement that would prevent or materially interfere with or delay the consummation of the transactions contemplated by the Agreement or the Related Agreements to which Buyer is or is to be a party.

SECTION 7 COVENANTS.

7.1 Governmental Filings. Prior to the Closing, Buyer or its Affiliates shall file any report relating to overseas investment with the Korea Exchange Bank pursuant to the Foreign Exchange Transaction Act and the relevant regulations thereunder and use its or their reasonable best efforts to obtain any necessary approvals or confirmations related thereto.

7.2 Conveyance of Assets.

(a) At or prior to the Closing, Seller shall, and Seller shall cause its Affiliates to, execute any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things as are necessary to transfer, vest, perfect or confirm right, title, interest or ownership (of record or otherwise) of the Assets, including Seller’s rights in Seller Intellectual Property, as reasonably requested by Buyer.

(b) If at any time after the Closing, Buyer or one of its Affiliates as designated by Buyer is advised that any additional deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are reasonably necessary to vest, perfect or confirm Buyer’s or one of its Affiliate’s as designated by Buyer ownership (of record or otherwise), right, title or interest in, to or under any or all of the Assets or otherwise to carry out the intent of this Agreement, Seller shall, and shall cause any of its Affiliates as necessary to, execute and deliver all deeds, bills of sale, instruments of conveyance, assignments and assurances and take and do all such other actions and things as may be reasonably requested by Buyer in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Buyer or one of its Affiliates as designated by Buyer or otherwise to carry out this Agreement.

(c) In case after the Closing Date any further action is reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, as soon as reasonably practicable, each party hereto shall take, or cause its officers or directors or Affiliates to take, all such reasonably necessary, proper or advisable actions.

(d) After the Closing Date, Seller and its Affiliates shall cooperate with Buyer, its Affiliates and their successors and assigns in the prosecution and maintenance of the Transferred Intellectual Property, including by promptly (i) disclosing relevant facts and delivering instruments and other documents reasonably requested by Buyer or its successors or assigns, and (ii) providing technical consultations reasonably requested by Buyer or its successors or assigns, including taking reasonable best efforts to make the relevant inventors and counsel that were involved in prosecution of any Transferred Intellectual Property available and accessible to Buyer or its successors or assigns. All such assistance will be provided by Seller without the payment of additional compensation, except that the inventors will be paid and reimbursed a reasonable amount for time expended and reasonable travel and subsistence expenses incurred in performing such technical consultations requested by Buyer or its successors or assigns, such expenses to be approved in advance by Buyer or its successors or assigns. Seller and its Affiliates hereby appoint Buyer as its and their attorney in fact, and hereby authorize Buyer to execute a power of attorney form on its and their behalf for use in any jurisdiction in which Buyer may wish to have the assignment of the Transferred Intellectual Property, sufficient in scope for Buyer to have such assignment registered with the applicable Governmental Authority or domain name registrar.

7.3 Employee Matters.

(a) Buyer shall, or Buyer shall cause one of its Affiliates to, extend offers of employment to Seller’s employees set forth on Schedule 7.3(a)(i) (the “Target Employees”) and Schedule 7.3(a)(ii) (the “Key Employees”) (and such offers to Target Employees and Key Employees, the “Transfer Offers”) that, if accepted, shall become effective on the Closing Date. Seller and the officers of Seller shall use reasonable endeavors to encourage Target Employees and Key Employees to accept the Transfer Offers. The Transfer Offers shall set forth the proposed terms of employment for the Target Employees and Key Employees, including salary, incentive compensation opportunities and benefits, with base salary no less than what is paid to such Target Employee or Key Employee by Seller as of the date hereof and incentive compensation opportunity which shall be at least commensurate with the terms of employment of a similarly situated employee currently employed by Buyer. The Transfer Offers shall include such Target Employee’s or Key Employee’s share of the retention incentive program, which shall include base salary increases, sign-on bonuses, performance bonuses, 401(k) contributions and/or other benefits (the “Retention Plan”), to be established by Buyer in its sole discretion and paid to Transferred Employees following the Closing. The Retention Plan shall have an aggregate value of no less than $6,000,000; provided, that this amount may be reduced by Buyer in an amount substantially consistent with the amounts discussed by Buyer and Seller for each Target Employee and each Key Employee who does not accept a Transfer Offer. Employment pursuant to a Transfer Offer shall be contingent, among other requirements stated in the Transfer Offer, upon such Target Employee or Key Employee remaining continuously employed by Seller until the end of the day prior to the Closing. Target Employees or Key Employees who commence employment with Buyer or an Affiliate of Buyer pursuant to a Transfer Offer shall be referred to herein as “Transferred Employees.” Nothing in this Section 7.3 or elsewhere in this Agreement shall be construed to create a right in any Target Employee or Key Employee, or in any other employee of Seller, to employment with Buyer or any Affiliate of Buyer. Effective as of the Closing, (i) all compensation, including base salary or wages, commissions, bonuses and benefits payable by Seller to or on behalf of the Transferred Employees for services performed on or prior to the Closing, shall be vested and paid or otherwise discharged in full and (ii) the Transferred Employees shall cease all active participation in and accrual of benefits under the Employee Plans.

(b) Effective as of the end of the day prior to the Closing Date, Seller shall terminate the employment of all Transferred Employees. Seller agrees that Buyer shall not be responsible for any severance obligations to any Employees, whether or not they are Transferred Employees, related to such Employees’ employment by Seller prior to the Closing Date, and that Seller shall be solely responsible for any such obligations. Seller shall indemnify the Buyer Indemnified Parties from and against all Damages relating to any claims made by Employees against the Buyer Indemnified Parties or any of their Affiliates for severance obligations arising prior to the Closing Date and, except as set forth in Section 7.3(d) below, for COBRA obligations under U.S. Treasury Department Regulation Section 54.4980B-9. Seller shall retain all Liability for salary, wages, bonuses, accrued, but unused vacation pay, and any other Liabilities arising with respect to all Employees (including the Transferred Employees) before the Closing Date, and shall indemnify the Buyer Indemnified Parties and their Affiliates from and against all Damages relating to any claims made by Employees (including Transferred Employees) against the Buyer Indemnified Parties or any of their Affiliates for any such pre-Closing Liabilities; provided, however, Buyer shall, or Buyer shall cause one of its Affiliates to, assume all Liability for the payout of all accrued, but unused PTO (excluding any interest, waiting time payments and the like) set forth on the Closing PTO Amount Schedule and that is credited to Buyer or any of its Affiliates for the benefit of Transferred Employees. Seller agrees to use its reasonable best efforts to obtain necessary consents (which shall be included in the Transfer Offers) from each Transferred Employee relating to Buyer’s or its Affiliates’ assumption of the accrued, but unused PTO set forth on the Closing PTO Amount Schedule.

(c) At least two (2) Business Days prior to the Closing, Seller shall deliver to Buyer a true and accurate schedule setting forth the amount of all Accrued PTO for each of the Employees who have received a Transfer Offer and have not, prior to such date, rejected such Transfer Offer (the “Closing PTO Amount Schedule”).

(d) Seller shall retain and perform all Liabilities and maintain all insurance under COBRA with respect to Employees (including the Transferred Employees) and their covered dependents; provided, that Buyer shall, or Buyer shall cause one of its Affiliates to, perform all of its obligations under COBRA with respect to Transferred Employees that become covered by any group health insurance plan of Buyer or one of its Affiliates. Buyer or an Affiliate of Buyer shall be solely responsible for all Liability for salary, wages, bonuses, accrued, but unused vacation pay and any other Liabilities arising with respect to all Transferred Employees on or after the Closing Date, and shall indemnify Seller from and against all Damages relating to any claims made by Transferred Employees against Seller for any such post-Closing Liabilities.

(e) Buyer and its Affiliates shall not assume sponsorship or any responsibilities under any Employee Plans. Seller shall retain all Liabilities and obligations of Seller and its Affiliates under its Employee Plans and any Employee Agreements. As of the Closing Date, each

Transferred Employee will be eligible to participate in Buyer’s or one of its Affiliates’ employee benefit plans and programs which are generally applicable to Buyer’s or its Affiliates’ similarly situated employees, in accordance with the terms and conditions of such plans. Each Transferred Employee shall be given credit for the corresponding service recognized by Seller prior to the date he or she terminates employment with Seller for purposes of participation eligibility, vesting and benefit eligibility under Buyer’s or its Affiliates’ employee benefit plans and programs, whether in effect on the Closing Date or subsequently established by Buyer or its Affiliates; provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service or for benefit accrual purposes under any defined benefit pension plan. Buyer shall use its reasonable best efforts to cause Buyer’s or its Affiliates’ health plans to provide each Transferred Employee and his or her otherwise eligible dependents with coverage commencing immediately upon the Closing Date. If such Transferred Employee was enrolled in Seller’s corresponding plan immediately prior to the Closing, then Buyer shall use its reasonable best efforts to cause Buyer’s or its Affiliates’ health plans to: (A) waive any pre-existing condition limitations; and (B) recognize each such Transferred Employee’s expenditures (including those of his or her covered dependents and/or domestic partner) under Seller’s corresponding plan for the calendar year in which the Closing occurs toward any applicable deductible and annual out-of-pocket limit in Buyer’s health plans for such calendar year. Buyer will cause Buyer’s or its Affiliates’ health plans to waive any pre-existing condition limitation where required to comply with the provisions of the Health Insurance Portability and Accountability Act of 1996, as amended.

(f) Within ten (10) days following the Closing, Seller shall notify Buyer of the number of its Employees terminated within ninety (90) days prior to the Closing. Buyer shall indemnify, defend and hold Seller harmless against any and all Damages arising out of, resulting from, or relating to the notification or other requirements of the Worker Adjustment Retraining Notification Act of 1988, as amended, or under any similar provision of any federal, state, regional or local law, rule or regulation arising, in whole or in part, as a result the termination of any Transferred Employee by Buyer within ninety (90) days following the Closing Date. Within one-hundred (100) days following the Closing, Buyer shall notify Seller of the number of Transferred Employees who have been terminated by Buyer or its Affiliates and the number of Transferred Employees who have resigned their employment with Buyer or its Affiliates within ninety (90) days following the Closing.

(g) Effective as of the Closing Date, Seller hereby waives its right to enforce the post-termination restrictive covenants set forth in Section 4(d) of the Proprietary Information and Inventions Agreement against any Transferred Employee with respect to (i) the non-solicitation of Seller’s “Business Partners” (as defined therein), or (ii) any activity that might otherwise come within the meaning of “Inducement” (as defined therein) pursuant to 4(d)(i) where such activity is initiated in the first instance by an employee of Seller or one of its Affiliates including in response to any generalized searches for employees through media advertisements, employment firms or otherwise that are not focused on or directed to employees of Seller or its Affiliates.

(h) No provision of this Agreement (including this Section 7.3) shall (i) create any third-party beneficiary rights in any Transferred Employee, or any beneficiary or dependents thereof, (ii) be construed as in any way modifying or amending the provisions of any Employee

Plan or any employee benefit plan of Buyer or any of its Affiliates, (iii) require Buyer or any of its Affiliates to continue any employee benefit plan or be construed to prevent or limit Buyer or any of its Affiliates from terminating or modifying any employee benefit plan that Buyer or its Affiliates may establish or maintain or (iv) require Buyer or any of its Affiliates to continue or maintain the employment of any Transferred Employee following the Closing Date.

7.4 Access and Information.

(a) From the date hereof until the Closing, subject to reasonable rules and regulations of Seller and any applicable Legal Requirements, Seller shall (i) afford Buyer and its Representatives access, during regular business hours and upon reasonable advance notice, to the Employees, the Assets and the Books and Records, (ii) furnish, or cause to be furnished, to Buyer any financial and operating data and other information that is available with respect to the Assets, Assumed Liabilities or the Product Line as Buyer from time to time reasonably requests and (iii) instruct the Employees and its Representatives to reasonably cooperate with Buyer in its investigation of the Assets, Assumed Liabilities and the Product Line. No investigation pursuant to this Section 7.4(a) shall alter any representation or warranty given hereunder by Seller. All requests for information made pursuant to this Section 7.4(a) shall be directed to an executive officer of Seller or such Person or Persons as may be designated by Seller. All information received pursuant to this Section 7.4(a) shall be governed by the terms of the Confidentiality Agreement.

(b) Following the Closing, upon the request of the other party, Seller and Buyer shall, to the extent permitted by applicable Legal Requirements and confidentiality obligations existing as of the Closing Date, grant to the other party and its Representatives during regular business hours and subject to reasonable rules and regulations of the granting party, the right, at the expense of the non-granting party, to inspect and copy the books, records and other documents in the granting party’s possession pertaining to the operation of the Assets or the Product Line prior to the Closing (including books of account, records, files, invoices, correspondence and memoranda, customer and supplier lists, data, specifications, insurance policies, operating history information and inventory records). In no event shall either party have access to legally privileged information of the other party, or to the consolidated federal, state or local Tax Returns of the other party.

7.5 Preservation of Business. During the period from the date hereof until the Closing, except as required by applicable Legal Requirements, as otherwise expressly contemplated by this Agreement or as set forth on Schedule 7.5, or with the prior written consent of Buyer, Seller shall, and shall cause its Affiliates to:

(a) operate and maintain the Assets and the Product Line in the ordinary course of business as currently conducted;

(b) use its reasonable best efforts to preserve the goodwill of and relationships with Governmental Authority, customers, suppliers, vendors, lessors, licensors, licensees, contractors, distributors, agents, Employees and others having business dealings with Seller or its Affiliates in connection with Seller’s or its Affiliates’ use of the Assets or operation of the Product Line;

(c) comply with all Legal Requirements applicable to Seller’s use of the Assets or operation of the Product Line;

(d) maintain in full force and effect policies of insurance or substantially equivalent policies that relate to the Assets or the Product Line;

(e) not mortgage, pledge or subject to any Encumbrance (other than a Permitted Encumbrance) any of the Assets;

(f) not sell, assign, license, grant a covenant not to sue or release, transfer, convey, lease, surrender, relinquish, permit to expire, terminate or lapse, or otherwise dispose of any right, title or interest in or to any of the Assets;

(g) not settle or compromise any claim, Liability, Action or obligation related to or in connection with the Assets, any Assumed Liability, other than the payment, discharge or satisfaction of Liabilities in the ordinary course of business or as otherwise contemplated by this Agreement;

(h) pay all applicable maintenance and other fees due on or before the Closing Date in connection with the Transferred Intellectual Property to any Governmental Authority or domain name registrar; for clarity and without limiting the foregoing, such maintenance and other fees include any fees due in connection with the Transferred Intellectual Property if the surcharge date or final deadline for the payment of such fees is on or prior to the Closing;

(i) not amend, waive, modify or consent to the termination of any Governmental Authorization or amend, waive, modify or consent to the termination of rights of Seller or its Affiliates thereunder;

(j) not terminate the employment or otherwise modify the terms and conditions of employment (including increasing the base salary payable or entering into, renewing or amending any offer letter or other employment or consulting agreement) of any of the Target Employees or Key Employees;

(k) not enter into any lease of real or personal property or any renewals thereof for the Assets involving a term of more than one month;

(l) not knowingly take any action which would reasonably be expected to cause any representation or warranty of Seller in this Agreement to be or become untrue in any material respect or intentionally omit to take any action reasonably necessary to prevent any such representation or warranty from being untrue in any material respect at such time; or

(m) authorize or enter into an agreement to do any of the foregoing.

7.6 Reasonable Best Efforts. Seller and Buyer shall cooperate and use their respective reasonable best efforts to fulfill as promptly as practicable the conditions precedent to the other party’s obligations hereunder, including securing as promptly as practicable all consents, approvals, waivers and authorizations required in connection with the transactions contemplated by this Agreement.

7.7 Release of Liens and Encumbrances. On or prior to the Closing, Seller shall cause any and all Encumbrances other than Permitted Encumbrances recorded against or in any way affecting the Assets to be satisfied and released in full and shall cause the holders of such Encumbrances to file all documents and make all filings in all relevant jurisdictions necessary to release such Encumbrances. All such releases, filings and documentation shall be in the form and substance acceptable to Buyer in its sole discretion and shall be hereafter referred to collectively as the “Debt Releases.”

7.8 Mail, Emails and Web Traffic. Following the Closing Date until no longer reasonably practicable for Seller, Seller agrees to forward to Buyer all communications regarding the Assets received by Seller, if any. Seller agrees to, within six (6) months of the Closing Date, terminate all Seller email accounts and access thereto relating to the Assets, if any.

7.9 Publicity. If either party hereto determines to issue a press release or make other disclosure upon the signing of this Agreement or afterward related to the transactions contemplated by this Agreement, that party shall first provide an advance copy to the other party and provide a reasonable amount of time for the other party to review, comment and approve such disclosure, such approval not to be unreasonably withheld or delayed.

7.10 Exclusivity. From the date of this Agreement until the earlier of the Closing Date, neither Seller nor any of Seller’s Representatives will directly or indirectly: (i) solicit, encourage, initiate, review, accept, support, approve or participate in any negotiations or discussions with respect to any offer or proposal (formal or informal, oral, written or otherwise) to acquire all or any part of the Assets or the Product Line, whether by purchase of assets, exclusive license, joint venture formation, strategic partnership or other alliance formation (each of the foregoing, an “Acquisition Proposal”), (ii) disclose any information not customarily disclosed to any Person concerning the Assets and which could reasonably be used for the purposes of formulating any Acquisition Proposal, (iii) assist, cooperate with, facilitate or encourage any Person to make, participate in any discussions or negotiations with any Person with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iv) agree to, enter into a contract regarding, approve, recommend or endorse any transaction involving any Acquisition Proposal or (v) authorize or permit any of Seller’s Representatives to take any such action. Upon the execution of this Agreement, Seller shall cease, and shall cause its Representatives to cease, immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and promptly request that all confidential information with respect thereto furnished by Seller or its Representatives be returned. From the date of this Agreement until the earlier of the Closing Date or termination of this Agreement, Seller shall notify Buyer as promptly as practicable (and in any event within two (2) Business Days) of the receipt of any proposal or offer (formal or informal, oral, written or otherwise), or any inquiry or contact with any Person with respect thereto, regarding any Acquisition Proposal or of any request for information in connection with a potential Acquisition Proposal. Seller shall instruct each of its Representatives to observe the terms of this Section 7.10. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 7.10 by any Representative, whether or not such Person is purporting to act on behalf of Seller or otherwise, shall be deemed to be a breach of this Section 7.10 by Seller.

7.11 Notice.

(a) From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of (i) any fact, circumstance, event or action the existence, occurrence or taking of which (x) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (y) has resulted in, or would reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (z) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 8 to be satisfied, (ii) any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the Transaction, (iii) any notice or other written communication from any Governmental Authority in connection with the Transaction, and (iv) any Actions commenced or, to the knowledge of Seller, threatened in writing against, relating to or involving or otherwise affecting Seller, the Assets or the Product Line that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.5 or that relates to the consummation of the Transaction.

(b) Buyer’s receipt of information pursuant to this Section 7.11 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement the Seller Disclosure Schedule.

7.12 Confidentiality.

(a) Seller shall treat as confidential and shall safeguard any and all information, knowledge and data included in the Assets or the Assumed Liabilities or related to the Product Line, in each case by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data as Seller or its Affiliates used with respect thereto prior to the execution of this Agreement.

(b) From and after the Closing, Buyer shall, and shall cause its Affiliates to, treat as confidential and shall safeguard any information relating to the business of Seller or its Affiliates other than the Assets or the Assumed Liabilities or primarily related to the Product Line that becomes known to Buyer as a result of the transactions contemplated by this Agreement, except as otherwise agreed to by Seller in writing; provided, however, that nothing in this Section 7.12(b) shall prevent the disclosure of any such information, knowledge or data to any directors, officers or employees of Buyer or any of its Affiliates to whom such disclosure is necessary or desirable in the conduct of the ownership of the Assets, the handling of the Assumed Liabilities or the operation of the Product Line if such Persons are informed by Buyer or one of its Affiliates of the confidential nature of such information and are directed by Buyer to comply with the provisions of this Section 7.12(b).

(c) Buyer and Seller acknowledge that the confidentiality obligations set forth herein shall not extend to information, knowledge and data that is publicly available or becomes publicly available through no act or omission of the party owing a duty of confidentiality, or becomes available on a non-confidential basis from a source other than the party owing a duty of confidentiality so long as such source is not known by such party to be bound by a confidentiality agreement with or other obligations of secrecy to the other party. In the event that either party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any confidential information, such party will notify the other party promptly of the request or requirement so that the latter party may seek an appropriate protective order or waive compliance with the provisions of this Section 7.12. If, in the absence of a protective order or the receipt of a waiver hereunder, either party is, on the advice of counsel, compelled to disclose any confidential information to any tribunal or else stand liable for contempt, such party may disclose the confidential information to the tribunal; provided, however, that the disclosing party shall (i) limit such disclosure to that which is reasonably required by any applicable Legal Requirement and (ii) use its reasonable best efforts to obtain, at the reasonable request of the other party, and at the other party’s cost, an order or other assurance that confidential treatment will be accorded to such portion of the confidential information required to be disclosed as the other party shall designate.

7.13 Non-Exclusive Intellectual Property License; No Challenges.

(a) Effective upon the Closing, Seller hereby grants, and hereby causes its Affiliates to grant, to Buyer, its Affiliates, and its and their respective customers and distributors, a perpetual, irrevocable, fully paid-up, royalty-free, non-exclusive, worldwide, transferable (as set forth in this Section 7.13(a)) and sublicensable (as set forth in this Section 7.13(a)) license under the Licensed Intellectual Property to use, copy, modify, prepare derivative works of and otherwise exploit any Licensed Intellectual Property for any purpose whatsoever, including, without limitation, in connection with any product, service, method or process. The foregoing license is assignable or sublicensable by Buyer or any of its Affiliates to any Person in connection with any joint development program, joint venture, internal reorganization or restructuring, or any sale or other disposition, whether through a merger, sale of assets or stock or otherwise, of all or any part of the Product Line or the Business. Seller shall require any assignee, transferee or successor (including the acquiring entity in connection with any merger, consolidation, restructuring or other acquisition) of any of the Licensed Intellectual Property or any other Person that is granted any exclusive license or any enforcement rights with respect thereto to agree in writing, prior to or as part of such assignment, transfer, grant or other transaction, to be bound by the license grant set forth in this Section 7.13(a).

(b) Except as otherwise expressly provided in the Patent Cross-License Agreement, neither Seller nor any of its Affiliates retains any licenses or other rights in or to any Seller Intellectual Property and Seller shall not, and shall cause its Affiliates not to, directly or indirectly, challenge, or assist, fund, support, consent to, or otherwise facilitate any challenge to, the validity, enforceability, or Buyer’s or any of its Affiliate’s as designated by Buyer (or their successors’ or assigns’) ownership of, the Seller Intellectual Property.

7.14 Bulk Sales Laws. Seller shall satisfy all of its Liabilities and obligations other than the Assumed Liabilities, in the ordinary course of business. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Legal Requirements of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Assets to Buyer; it being understood that any Liabilities arising out of the failure to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Legal Requirements of any jurisdiction shall be treated as Excluded Liabilities.

SECTION 8 CONDITIONS PRECEDENT TO THE CLOSING BY BUYER.

The obligation of Buyer to consummate this Agreement is subject to the fulfillment (or waiver by Buyer) at or prior to the Closing Date of the conditions set forth below.

8.1 Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement were true and correct when made, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct on and as of such earlier date). Each of the representations and warranties of Seller that are qualified as to materiality and the representations and warranties contained in Section 5.1 (Organization, Good Standing, Corporate Power and Qualification), Section 5.2 (Due Authorization, Binding Effect) and Section 5.17 (No Finder’s Fees) shall be true and correct, and all other representations and warranties of Seller shall be true and correct in all material respects, in each case, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

8.2 Performance. Seller shall have complied in all material respects with all covenants and agreements to be performed or satisfied by Seller on or prior to the Closing Date.

8.3 No Action. No action or proceeding shall have been instituted, pending or threatened before any Governmental Authority, or instituted, pending or threatened by any Person, whether brought against Buyer or Seller, pertaining to the purchase by Buyer of the Assets, and no order shall have been issued by any Governmental Authority which could prevent, materially delay or make illegal the consummation of such purchase or would have, or be reasonably expected to have, any Material Adverse Effect.

8.4 Material Adverse Effect. No Material Adverse Effect shall have occurred.

8.5 Receipt of Intellectual Property. On or prior to the Closing, Buyer shall have received true, accurate and complete copies of all governmental filings relating to the Seller Intellectual Property set forth on Section 5.6(a) of the Seller Disclosure Schedule.

8.6 Certificate. Buyer shall have received a certificate executed by a duly authorized officer of Seller, dated as of the Closing Date and reasonably satisfactory in form and substance to Buyer, certifying that the conditions set forth in Section 8.1, Section 8.2, Section 8.4, Section 8.7 and Section 8.8 have been satisfied.

8.7 No Liens or Encumbrances. The Assets shall be free and clear of all Encumbrances (other than Permitted Encumbrances), and all notices required to have been given and releases required to be obtained by Seller permitting the assumption by or assignment to Buyer or one of its Affiliates as designated by Buyer of the Assets free and clear of all Encumbrances (other than Permitted Encumbrances) shall have been given and obtained by Seller (and copies thereof shall have been provided to Buyer), including the Debt Releases. Without limiting the generality of the foregoing, UCC termination statements shall have been filed wherever UCC financing statements were filed, any security interests on file with the Patent and Trademark Office or the Copyright Office shall have been released and evidence of the foregoing reasonably satisfactory to Buyer shall have been provided to Buyer.

8.8 Consents Obtained. Each of the approvals or consents required to be obtained by Seller in connection with the transactions contemplated hereby and for the assumption by or assignment to Buyer or one of its Affiliates as designated by Buyer of the Assets, which include any or all of the consents set forth on Schedule 8.8, shall have been obtained and provided to Buyer.

8.9 Bill of Sale; Assumption Agreement; IP Assignment Agreement. Seller shall have executed and delivered the Bill of Sale, the Assumption Agreement, the IP Assignment Agreement and any other instruments of transfer reasonably requested by Buyer to consummate and make effective the transactions contemplated by this Agreement.

8.10 Employees. At least (a) 80% of the Key Employees and (b) 80% of the Key Employees together with the Target Employees, to whom Buyer or an Affiliate of Buyer has made a Transfer Offer in accordance with the terms hereof shall have accepted, and not subsequently revoked their acceptance of, offers of employment with Buyer or an Affiliate of Buyer, and remain available to become employees of Buyer or an Affiliate of Buyer as of the Closing.

8.11 Escrow Agreement. Seller shall have executed and delivered the Escrow Agreement to Buyer and it shall be in full force and effect as to Seller as of the Closing.

8.12 Patent Cross-License Agreement. Seller shall have executed and delivered the Patent Cross-License Agreement to Buyer and it shall be in full force and effect as to Seller as of the Closing.

SECTION 9 CONDITIONS PRECEDENT TO THE CLOSING BY SELLER.

The obligation of Seller to consummate this Agreement is subject to the fulfillment (or waiver by Seller) at or prior to the Closing Date of the conditions set forth below.

9.1 Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement were true and correct when made, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct on and as of such earlier date). Each of the representations and warranties of Buyer contained in this Agreement that are qualified as to materiality and the representations and warranties contained in Section 6.1 (Organization, Good Standing, Corporate Power, Qualification) and Section 6.2 (Due Authorization, Binding Effect) shall be true and correct, and all other representations and warranties of Buyer shall be true and correct in all material respects, in each case, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

9.2 Performance. Buyer shall have performed or complied in all material respects with all covenants and agreements to be performed or satisfied by Buyer prior to the Closing Date.

9.3 Consideration. On the Closing Date, Buyer shall deliver, or cause to be delivered, to Seller or the Escrow Agent, as applicable, the Purchase Price in accordance with Section 3.1.

9.4 Certificate. Seller shall have received a certificate executed by a duly authorized officer of Buyer, dated as of the Closing Date and reasonably satisfactory in form and substance to Seller, certifying that the conditions set forth in Section 9.1 and Section 9.2 have been satisfied.

9.5 No Actions. No action or proceeding shall have been instituted, pending or threatened before any Governmental Authority, or instituted, pending or threatened by any Person, whether brought against Buyer or Seller, pertaining to the purchase by Buyer of the Assets, and no order shall have been issued by any Governmental Authority which could prevent, materially delay or make illegal the consummation of such purchase.

9.6 Escrow Agreement. Buyer shall have executed and delivered the Escrow Agreement to Seller and it shall be in full force and effect as to Buyer as of the Closing.

9.7 Patent Cross-License Agreement. Buyer shall have executed and delivered the Patent Cross-License Agreement to Seller and it shall be in full force and effect as to Buyer as of the Closing.

SECTION 10 POST-CLOSING INDEMNIFICATION.

10.1 Survival of Representations and Warranties and Related Indemnification Rights. The representations and warranties of Seller and Buyer contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, and the parties’ right to indemnification hereunder in respect of any breaches of or inaccuracies in any such representations and warranties, shall survive the Closing and continue until 5:00 p.m., California time, on the date which is the twelve (12) month anniversary of the Closing Date; provided, that representations and warranties contained in Section 5.1 (Organization, Good Standing, Corporate Power and Qualification), Section 5.2 (Due Authorization, Binding Effect), Section 5.17 (No Finder’s Fees), Section 6.1 (Organization, Good Standing, Corporate Power and Qualification) and Section 6.2 (Due Authorization, Binding Effect) (collectively, the “Fundamental Representations”) shall survive indefinitely; provided, further, that the representations and warranties contained in Section 5.6 (Intellectual Property) shall survive the Closing and continue until 5:00 p.m., California time, on the date which is the twenty-four (24) month anniversary of the Closing Date. Any willful or intentional misrepresentation or fraud (each a “Fraudulent Breach” and collectively “Fraudulent Breaches”) shall survive indefinitely. In the event notice of any claim for indemnification under Section 10.2 hereof has been given within the applicable survival period, such claim shall survive until such time as such claim is finally resolved. The parties acknowledge that the time periods set forth in this Section 10.1 and elsewhere in this Agreement for the assertion of claims and notices under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties. The parties further acknowledge that the time periods set forth in this Section 10.1 and elsewhere in the Agreement may be shorter than otherwise provided by Legal Requirement.

10.2 Indemnification.

(a) Subject to Section 10.2(c), Seller shall defend, indemnify and hold harmless Buyer and its Representatives (the “Buyer Indemnified Parties”) from, against and in respect of any loss, cost, charge, expense, Liability, claim, demand, action, suit, proceeding, payment, judgment, settlement, assessment, deficiency, tax, interest, penalty or damages (including reasonable fees and disbursements of counsel and accountants and other reasonable costs and expenses incident to any actual or threatened claim, suit, action or proceeding (each, an “Action”)) (collectively, the “Damages”), imposed on, sustained, incurred or suffered by any of the Buyer Indemnified Parties, whether in respect of third-party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to or arising out of (i) any breach or inaccuracy of Seller’s representations and warranties under this Agreement, any Related Agreements or any document delivered pursuant to this Agreement, excluding any Fraudulent Breach which shall be governed by Section 10.2(a)(iii), (ii) any breach of any covenant or agreement of Seller or any of its Affiliates contained in this Agreement, any Related Agreement or any document delivered pursuant to this Agreement that is to be performed prior to the Closing, (iii) any Fraudulent Breach and/or (iv) Seller’s failure to comply with any bulk sales or fraudulent transfer laws that may be applicable to the Transaction. In addition, Seller shall defend, indemnify, and hold harmless the Buyer Indemnified Parties, without limitation as to amount, duration or any other potential limitation, from and against any Damages imposed on, sustained, incurred or suffered by any of the Buyer Indemnified Parties, whether in respect of third-party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to or arising out of (x) any breach of any covenant or agreement of Seller or any of its Affiliates contained in this Agreement, any Related Agreement or any document delivered pursuant to this Agreement that is to be performed as of (e.g., conveyance and delivery of the Assets at the Closing pursuant hereto) or after the Closing and (y) any and all Excluded Liabilities.

(b) Subject to Section 10.2(c), Buyer shall defend, indemnify and hold harmless Seller and its Representatives (the “Seller Indemnified Parties”) from and against any Damages imposed on, sustained, incurred or suffered by any of Seller Indemnified Parties, whether in respect of third-party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to or arising out of (i) any breach or inaccuracy of Buyer’s representations and warranties under this Agreement, any Related Agreements or any document delivered pursuant to this Agreement, excluding any Fraudulent Breach which shall be governed by Section 10.2(b)(iii), (ii) any breach of any covenant or agreement of Buyer contained in this Agreement, any Related Agreement or any document delivered pursuant to this Agreement that is to be performed prior to the Closing, and/or (iii) any Fraudulent Breach. In addition, Buyer shall defend, indemnify and hold harmless the Seller Indemnified Parties, without limitation as to amount, duration or any other potential limitation, for all Damages imposed on, sustained, incurred or suffered by any of the Seller Indemnified Parties, whether in respect of third-party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to or arising out of (x) any breach of any covenant or agreement of Buyer contained in this Agreement, any Related Agreement or any document delivered pursuant to this Agreement that is to be performed as of (e.g., payment of the Purchase Price and deposit of the Escrow Amount at the Closing pursuant hereto) or after the Closing and (y) any and all Assumed Liabilities.

(c) Limitations on Indemnification Liability.

(i) Other than rights to specific performance and injunctive relief with respect to a party’s covenants and agreements under this Agreement or in the event of a Fraudulent Breach, the indemnification provided under Section 10.2 shall be the sole and exclusive remedy of the parties and any other Persons claiming by or through any party (including the Indemnified Parties) with respect to this Agreement or any Related Agreement, including any misrepresentation or inaccuracy in, or breach of, any representations or warranties, or any breach or failure in performance prior to, on or after the Closing of any covenants or agreements, made by the other parties in this Agreement, any Related Agreements, or in any schedule or exhibit hereto or thereto or any document delivered pursuant to this Agreement, and each party hereby waives, to the full extent that it may do so, any other rights or remedies that may arise under any applicable Legal Requirements. Any amounts for which Seller may be liable hereunder shall be payable first from the Escrow Fund; following such time when there are no amounts remaining in the Escrow Fund, any amounts for which Seller may be liable hereunder shall be payable directly by Seller in accordance with this Section 10.2.

(ii) Notwithstanding any provision to the contrary contained in this Agreement, but subject to Section 10.2(c)(iv), the sole source and recourse to satisfy any and all indemnification claims of Buyer Indemnified Parties under Section 10.2(a)(i) (excluding claims relating to any breach or inaccuracy of a Fundamental Representation or the representations and warranties contained in Section 5.6 (Intellectual Property)) shall be the amount of Escrow Funds then held by the Escrow Agent pursuant to the Escrow Agreement. Notwithstanding any provision to the contrary contained in this Agreement, the maximum liability of Seller with respect to all indemnification claims under Section 10.2(a)(i) based on any breach or inaccuracy of Seller’s representations and warranties contained in Section 5.6 (Intellectual Property) or under Section 10.2(a)(ii) of this Agreement, shall be limited to the Purchase Price.

(iii) Notwithstanding any provision to the contrary contained in this Agreement, but subject to Section 10.2(c)(iv), the liability of Buyer with respect to all indemnification claims under Section 10.2(b)(i) (excluding claims relating to any breach or inaccuracy of a Fundamental Representation) shall be limited to an amount equal to ten percent (10%) of the Purchase Price in the aggregate. Notwithstanding any provision to the contrary contained in this Agreement, the maximum liability of Buyer with respect to all indemnification claims under Section 10.2(b)(ii) of this Agreement, shall be limited to the Purchase Price.

(iv) Except for the last sentence of Section 10.2(c)(i), this Section 10.2(c) shall not apply to (A) claims arising out of or based upon any Fraudulent Breach, (B) claims for indemnification under Section 10.2(a)(i) or 10.2(b)(i) based on any breach or inaccuracy of a Fundamental Representation, (C) claims for indemnification under Section 10.2(a)(iv), (D) claims for indemnification under the last sentence of Section 10.2(a), or (E) claims for indemnification under the last sentence of Section 10.2(b), the liability for all of which shall not be limited hereunder.

(d) In the event an Indemnified Party shall have or reasonably anticipates a claim against the Indemnifying Parties, the Indemnified Party shall deliver a notice of such claim (a “Claim Notice”) with reasonable promptness to the Indemnifying Party and, in the case of an indemnification claim by the Buyer Indemnified Parties, to the Escrow Agent. Such Claim Notice shall set forth the estimated amount of the Damages (which estimate shall not be conclusive of the final amount of such claim) for which the Indemnified Party is seeking indemnification hereunder (the “Claimed Amount”) and a summary in reasonable detail of the basis for the claim (to the extent reasonably available at such time). The failure to give such notice shall not affect whether the Indemnifying Parties are liable for indemnification of the Claimed Amount specified in such Claim Notice unless and only to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Parties shall have the right to control the defense and settlement of such claim if the Indemnifying Parties give notice of the intention to do so to the Indemnified Parties within thirty (30) days (or such lesser number of days set forth in the Claim Notice as may be required by any court proceeding) after the Indemnifying Parties receive such Claim Notice, subject to the limitations below, and shall have the right to select and retain legal counsel, which counsel shall be reasonably satisfactory to the Indemnified Party, to defend or settle any claim or demand subject to this Section, provided that the Indemnified Party shall have the right to retain its own counsel, at its sole expense, to monitor the defense or settlement of any claim or demand. By assuming the defense of a claim or demand, the Indemnifying Party shall be deemed to have conclusively acknowledged its obligation to indemnify the Indemnified Party with respect to all or a significant portion of such claim or demand. In the event that the Indemnifying Party fails or elects not to assume the defense of the claim in accordance with this Section, or the Indemnifying Party fails to diligently pursue the defense of such assumed claim or demand in the Indemnified Party’s sole reasonable judgment, the Indemnified Party shall conduct or re-assume the defense of and shall have the right to settle any such claim (and the costs and expenses incurred by the Indemnified Party in connection with such defense or settlement shall be included in the Damages for which the Indemnified Party may seek indemnification pursuant to a claim made hereunder). The Indemnifying Parties shall have the right to receive copies of all pleadings, notices and communications with respect to the claim and shall have the right to retain its own counsel, at its sole expense, to monitor the defense or settlement of any claim or demand. The party conducting the defense of a claim shall only have the right to settle and compromise any claim or demand if the other party to this Agreement provides its prior written consent to such settlement or compromise, which consent shall not be unreasonably withheld or delayed.

(e) Within twenty (20) calendar days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a response, in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive the Claimed Amount or the Agreed Amount (in which case: (A) where the Indemnifying Party is Seller, the response shall be accompanied by a written notice executed by the Indemnifying Party instructing the Escrow Agent to disburse the Claimed Amount or the Agreed Amount (as applicable) to the Buyer Indemnified Party, and (B) where the Indemnifying Party is Buyer, Buyer shall remit payment of such Claimed Amount or Agreed Amount to Seller promptly and in any event within five (5) Business Days of such response) or (ii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party does not respond within such 20-day period, it will be deemed to have conceded that the Indemnified Party is entitled to receive the Claimed Amount.

(f) During the twenty (20) calendar day period following the delivery of a response from the Indemnifying Party that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such twenty (20) calendar day period, the Indemnifying Party and the Indemnified Party shall submit the Dispute to binding arbitration, and the provisions of Section 10.3 shall become effective with respect to such Dispute. If applicable, Seller and Buyer shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by Seller and Buyer instructing the Escrow Agent as to what (if any) portion of the Escrow Fund shall be disbursed to Buyer and/or Seller (which notice shall be consistent with the terms of the resolution of the Dispute). In the event a Dispute is resolved following the distribution in full of the Escrow Fund, the Indemnifying Party shall pay all amounts payable pursuant to this Section 10, by wire transfer of immediately available funds, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), but in no event more than five (5) Business Days following the resolution of the Dispute.

(g) Notwithstanding the other provisions of this Section 10.2, if a third party asserts that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which the Indemnified Party may be entitled to indemnification pursuant to this Section 10, and the Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) the Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) the Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Section 10, and (iii) the Indemnified Party shall be reimbursed, in accordance with the provisions of this Section 10, for any such Damages for which it is entitled to indemnification pursuant to this Section 10 (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Section 10).

10.3 Arbitration.

(a) Any Dispute arising out of or in connection with this Agreement or the Related Agreements, or the breach, termination or invalidity thereof (including any controversy or claim sounding in tort), shall be finally settled by arbitration in accordance with the rules of arbitration then in effect of the International Chamber of Commerce (the “ICC Rules”). Any party hereto may initiate a binding arbitration proceeding for the final resolution of any Dispute by delivering a notice to the other party hereto, describing the Dispute to be arbitrated. If a party hereto believes in good faith that all or part of a Dispute, or any claim for relief or remedy sought, is not subject to arbitration, then it shall bring such a claim in arbitration and the arbitrator(s) shall have the jurisdiction to determine whether the matter is arbitrable under New York law. The place of arbitration shall be in New York, New York.

(b) The arbitration shall be conducted before a single arbitrator jointly selected by the parties. If the parties are unable to agree upon the arbitrator within ten (10) days from receipt of the notice with request for arbitration, the Indemnifying Party and Indemnified Party each shall choose one arbitrator and the two arbitrators so selected shall select a third arbitrator. The third arbitrator shall conduct the arbitration.

(c) Notwithstanding any contrary provision of ICC Rules, the parties to the arbitration shall be entitled to undertake discovery in the arbitration as determined by the arbitrator(s) at his or her discretion; provided, that such discovery shall not exceed more than (i) 10 witness depositions, plus the depositions of any expert designated by the other party, (ii) 25 interrogatories, and (iii) 30 document requests. The arbitrator(s) shall have authority to hear and rule upon all discovery motions.

(d) Unless otherwise required by law (including securities laws), the parties to this Agreement undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Subject to the limitations described in this Section 10.3(d), information covered by the confidentiality undertaking in this Section 10.3(d) may not, in any form, be disclosed by either party to a third party without the prior written consent of the other party.

10.4 Tax Cooperation. After the Closing, Seller and Buyer agree to cooperate with each other in connection with any inquiry, audit, determination or proceeding affecting the Liability of either of them for Taxes, and, in connection with the determination of any such Liability, each of them shall make available to each other within a reasonable amount of time, at no cost to the requesting party, any documents, correspondence, reports, books and records and any other materials bearing on such Tax inquiry, audit, examination, proceeding or determination then in the possession of the requested party; provided that each party shall be reimbursed for any reasonable out-of-pocket expenses it incurs in assisting another party under this Section 10.4.

10.5 No Other Representations or Warranties. Except for the representations and warranties contained in Section 5 (as modified by the Seller Disclosure Schedule) and Section 6, the Assets are being sold and purchased “as is and where is,” and neither Seller nor Buyer, nor any other Person, as applicable, makes any other express or implied representation or warranty with respect to Seller, Buyer, the Assets or the Transaction, as applicable, and each of Seller and Buyer disclaims any other representations or warranties, whether made by Seller or any of its Affiliates or Buyer or any of its Affiliates, as applicable, or any of their respective officers, directors, employees, agents or representatives, including any warranty of merchantability or fitness for a particular purpose.

SECTION 11 POST-CLOSING NON-COMPETITION AND NON-SOLICITATION.

11.1 Non-Competition. At all times until the third (3rd) anniversary of the Closing Date, Seller shall not, and shall cause its subsidiaries and controlled Affiliates not to, directly or indirectly, (i) engage in a Competing Business in any region, country, state and locality anywhere in the world, or (ii) invest in, own, manage, operate, finance, control or participate

(whether as an employee, consultant, independent contractor, officer, director, partner, trustee, agent, security holder, creditor or otherwise) in the ownership, management, operation, financing, or control of, or have any interest in, or be employed by, or for compensation be associated with or in any manner connected with, or render services, advice or aid to, or guarantee the obligations of, any Person that engages in or proposes to engage in any Competing Business; provided that nothing in this clause (ii) shall prevent Seller or any of its subsidiaries or controlled Affiliates from investing in any Person that (a) at the time of any such investment by Seller or any of its subsidiaries or controlled Affiliates derives less than twenty percent (20%) of its revenues from the Competing Business (based on the then-preceding fiscal year), and (b) at any time thereafter derives less than thirty percent (30%) of its revenues from the Competing Business (based on the then-preceding fiscal year); and provided further, that Seller may own, directly or indirectly, solely as a passive investment, securities of any other entity traded on any national securities exchange if Seller is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, “beneficially own” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934) one percent (1%) or more of any class of securities of such other entity. For purposes of the foregoing, the term “Competing Business” shall mean the business of developing, manufacturing, assembling, producing, marketing or selling the Product Line.

11.2 Employee Non-Solicitation. At all times until the third (3rd) anniversary of the Closing Date, Seller shall not, and shall cause its subsidiaries and controlled Affiliates not to, directly or indirectly, (i) solicit to employ, or solicit to provide services to Seller or any of its subsidiaries and controlled Affiliates, (x) any Transferred Employee who is then currently employed by Buyer or an Affiliate of Buyer, or (y) any Person with whom Seller had contact in connection with Buyer’s investigation of the Business or the Product Line or negotiation of this Agreement who is then currently employed by Buyer or an Affiliate of Buyer, or (ii) induce or attempt to induce (x) any Transferred Employee who is then currently employed by Buyer or an Affiliate of Buyer, or (y) any Person with whom Seller had contact in connection with Buyer’s investigation of the Business or the Product Line or negotiation of this Agreement who is then currently employed by Buyer or an Affiliate of Buyer, to terminate his or her employment or association with Buyer or its Affiliates. For purposes of this Section 11.2, the term “solicit” shall not include generalized searches for employees through media advertisements, employment firms or otherwise that are not focused on or directed to (x) any Transferred Employee who is then currently employed by Buyer or an Affiliate of Buyer, or (y) any Person who participated in the investigation of the Business or the Product Line or negotiation of this Agreement who is then currently employed by Buyer or an Affiliate of Buyer.

11.3 Certain Acknowledgements.

(a) Seller acknowledges and agrees that Buyer may be irreparably harmed if Seller or its subsidiaries or controlled Affiliates were to provide services to or otherwise participate in a Competing Business or in any other manner breach the covenants contained in this Section 11 (the “Restrictive Covenants”) and that any such competition or breach by Seller or its subsidiaries or controlled Affiliates would result in a substantial loss of goodwill by Buyer. Seller further acknowledges and agrees that the Restrictive Covenants and agreements set forth in this Section 11 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer would not obtain the full benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if Seller breached the provisions of this Section 11. Seller acknowledges that the restrictions set forth in this Section 11 are reasonable and necessary to protect the goodwill of the Product Line being purchased by Buyer hereunder. If, at the time of enforcement of the Restrictive Covenants, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable Legal Requirements.

(b) If either Seller or a subsidiary or controlled Affiliate of Seller breaches, or threatens to commit a breach of, any of the Restrictive Covenants, Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity:

(i) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Buyer and that money damages would not provide an adequate remedy; and

(ii) the right and remedy to require Seller or such subsidiary or controlled Affiliate to account for and pay over to Buyer any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants.

11.4 Termination. Section 11.1 shall terminate and be of no further force or effect immediately upon (i) any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934), who is then engaged in a Competing Business, becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the total voting power of the equity interests in Seller, including pursuant to any merger, consolidation or otherwise, (ii) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of Seller, to any person or group who is then engaged in a Competing Business, or (iii) a merger, consolidation, recapitalization or reorganization of Seller with or into a Person who is then engaged in a Competing Business that results in the holders of equity interests in Seller immediately prior to such transaction holding less than 50% of the total equity interests in the resulting entity immediately following such transaction.

SECTION 12 TERMINATION.

12.1 Termination. This Agreement may be terminated, and the transactions contemplated herein may be abandoned, at any time on or prior to the Closing Date:

(a) with the mutual written consent of Seller and Buyer;

(b) by Seller or Buyer, if the Closing shall not have taken place on or before June 29, 2014 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to (i) Seller if the failure of Seller to fulfill any of its obligations under this Agreement caused the failure of the Closing to occur on or before such date or (ii) Buyer if the failure of Buyer to fulfill any of its obligations under this Agreement caused the failure of the Closing to occur on or before such date;

(c) by Seller if any of the conditions set forth in Section 9 shall have become incapable of fulfillment on or prior to the Termination Date, as such date may be extended pursuant to Section 12.1(b), and shall not have been waived by Seller, unless the failure of such condition is the result of a material breach of this Agreement or a representation, warranty or covenant by Seller; or

(d) by Buyer if any of the conditions set forth in Section 8 shall have become incapable of fulfillment on or prior to the Termination Date, as such date may be extended pursuant to Section 12.1(b), and shall not have been waived by Buyer, unless the failure of such condition is the result of a material breach of this Agreement or a representation, warranty or covenant by Buyer.

In the event of termination by Seller or Buyer pursuant to this Section 12.1 (other than Section 12.1(a)), written notice thereof shall be given to the other party.

12.2 Effect of Termination. If this Agreement is terminated pursuant to Section 12.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Section 7.9 (Publicity), Section 13.1 (Notices), Section 13.2 (Expenses), Section 13.3 (Counterparts; Facsimile Signatures), Section 13.4 (Governing Law), Section 13.5 (Integration and Construction) and Section 13.9 (Severability) (and any related definitional provisions set forth in Section 1) which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior breach of this Agreement.

SECTION 13 GENERAL PROVISIONS.

13.1 Notices. All notices, requests, consents, and other communications required or permitted hereunder shall be in writing and shall be personally delivered, mailed using first-class, registered, or certified mail, postage prepaid, faxed or sent by electronic mail to the following addresses or to such other address as the parties hereto may designate in writing:

Seller:

Violin Memory, Inc.

4555 Great America Parkway

Santa Clara, CA 95054

Attn: Chief Financial Officer

          General Counsel

Fax: (650) 396-1543

Email: csindelar@vmem.com

            garylloyd@vmem.com

with a copy to, which shall not constitute notice:

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304

Attn: James J. Masetti

Fax: (650) 233-4545

Email: jim.masetti@pillsburylaw.com

Buyer:

SK hynix Inc.

2091, Gyeongchung-daero, Bubal-eup, Icheon-si

Gyeonggi-do, 467-701 Korea

Attn: Eun Tae Chung

Fax: 82 31 639 7781

Email: euntae.chung@sk.com

with a copy to, which shall not constitute notice:

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, CA 90067

Attn: Patrick S. Brown

Telephone: (310) 712-6603

Fax: (310) 712-8800

Email: brownp@sullcrom.com

All such notices, requests, consents and other communications shall be deemed to be properly given (a) if delivered personally to the address as provided in this Section, upon delivery, (b) if delivered by facsimile transmission or electronic mail to the facsimile number or email address as provided for in this Section 13.1, upon delivery confirmation if sent during normal business hours of the recipient; if not, then on the next Business Day, (c) if sent by registered or certified mail, three (3) Business Days after the same has been deposited in the mail, addressed and postage prepaid as set forth above and (d) if delivered by overnight courier to the address as provided in this Section 13.1, on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 13.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

13.2 Expenses. Each party will pay for its own legal, accounting, investment banking or valuation services, and any and all other costs and expenses incurred with respect to the transactions contemplated hereby and the negotiation and execution of this Agreement. The costs and expenses charged by the Escrow Agent to open, maintain and operate the Escrow Fund shall be borne equally by Seller, on the one hand, and Buyer on the other hand.

13.3 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when executed by the parties hereto and delivered shall be deemed to be an original, and all such counterparts taken together shall be deemed to be but one and the same instrument. This Agreement may be executed and delivered by facsimile or .PDF signature, and upon such delivery the facsimile signature or .PDF signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

13.4 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the state of Delaware, excluding that body of law pertaining to conflicts of laws.

13.5 Integration and Construction. This Agreement, the Confidentiality Agreement and the Related Agreements (including in each case all schedules and exhibits hereto or thereto) shall comprise the complete and integrated agreement of the parties hereto and shall supersede all prior agreements, written or oral, on the subject matter hereof. Upon the Closing, the Confidentiality Agreement shall terminate and be of no further force and effect. Any captions to, or headings of, the sections of this Agreement are solely for the convenience of the parties hereto, are not a part of this Agreement, and shall not be used for the interpretation of this Agreement. Where the context so requires, words used in any gender shall be deemed to include other genders, and the singular number shall include the plural and vice versa. Unless the context requires otherwise, wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed followed by the words “without limitation.” The Recitals appearing at the beginning of this Agreement, and the Exhibits and Schedules attached hereto, are hereby incorporated into and are deemed to constitute a part of the operative text of this Agreement. Each party hereto and such party’s counsel have had the full opportunity to review and comment upon, and have reviewed and commented upon, this Agreement, and any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any Exhibits or Schedules attached hereto.

13.6 Waivers and Amendments. No amendment, modification, supplement or waiver of any provision of this Agreement, and no consent to any departure therefrom, may in any event be effective unless in writing and signed by the party or parties affected thereby, and then only in the specific instance and for the specific purpose given. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13.7 Injunctive Relief. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of monetary damages as a remedy and to obtain injunctive relief against any breach or threatened breach, and each party agrees to waive any requirement to post any bond in connection with obtaining such relief.

13.8 Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties; provided, that Buyer may, without the prior written consent of Seller, assign any or all of its rights or obligations under this Agreement to any Affiliate of Buyer. Subject to the foregoing, this Agreement and the provisions hereof shall be binding upon and inure to the benefit of each of the parties and their successors and assigns.

13.9 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

13.10 Time of Essence. Time is of the essence of each and every term, condition, obligation, and provision hereof.

13.11 No Obligation to Third Parties. Except as otherwise expressly provided herein, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties hereto to, any person or entity other than the parties hereto.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

BUYER:

SK HYNIX INC. a corporation formed under the laws of The Republic of Korea

By:	/s/ Hyun Jong Song
Name:	Hyun Jong Song
Title:	Chief Strategy Officer

[Signature Page to Asset Purchase Agreement]

SELLER:

VIOLIN MEMORY, INC. a Delaware corporation

By:	/s/ Cory J. Sindelar
Name:	Cory J. Sindelar
Title:	Chief Financial Officer

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assumption Agreement”) is entered into as of             , 2014, by and between                             , a                             (“Buyer”) and Violin Memory, Inc., a Delaware corporation (“Seller”).

W I T N E S S E T H

WHEREAS, this Assignment and Assumption Agreement is delivered pursuant to Section 4.2 of that certain Asset Purchase Agreement (the “Agreement”) dated as of May 29, 2014 by and among Seller and Buyer. Unless otherwise specifically defined herein, all terms used herein and defined in the Agreement shall have the meanings assigned to them in the Agreement.

WHEREAS, pursuant to the Agreement, Seller has agreed to transfer, sell, convey, assign and deliver to Buyer the Assets, as more fully described in Section 2.1 of the Agreement, but not including the Excluded Assets, as more fully described in Section 2.2 of the Agreement.

WHEREAS, Buyer has agreed to assume the Assumed Liabilities, as more fully described in Section 2.3 of the Agreement, not including those Excluded Liabilities, as more fully described in Section 2.4 of the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1. Seller hereby transfers and assigns to Buyer or one of its Affiliates as designated by Buyer, subject to and pursuant to the terms and conditions of the Agreement, all right, title and interest in and to the Assets.

2. Buyer hereby accepts the foregoing assignment and transfer of the Assets.

3. Buyer hereby assumes and agrees to pay, perform, fulfill and discharge promptly when due the Assumed Liabilities. Neither Buyer nor any of its Affiliates assumes or will otherwise become liable for any of the Excluded Liabilities.

4. Nothing contained in this Assumption Agreement shall be deemed to supersede any of the obligations, agreements, covenants, representations and warranties of Seller, or Buyer contained in the Agreement, and this Assumption Agreement is made and accepted subject to all of the terms, conditions, representations and warranties set forth in the Agreement, all of which survive execution and delivery of this Assumption Agreement as set forth in the Agreement.

5. This Assumption Agreement may be executed in any number of counterparts, each of which when executed by the parties hereto and delivered shall be deemed to be an original, and all such counterparts taken together shall be deemed to be but one and the same instrument. This Agreement may be executed and delivered by facsimile of .PDF signature, and upon delivery of such facsimile or .PDF signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

6. This Assumption Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the state of Delaware, excluding that body of law pertaining to conflicts of laws.

[Remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption Agreement as of the date first above written.

By

Name

Title

VIOLIN MEMORY, INC.

By

Name

Title

SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT B

BILL OF SALE

BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale Agreement”), is entered into as of             , 2014, by and between                             , a                             (“Buyer”) and VIOLIN MEMORY, INC., a Delaware corporation (“Seller”).

W I T N E S S E T H:

WHEREAS, Seller and Buyer and certain other parties as set forth therein have entered into an Asset Purchase Agreement dated as of May 29, 2014 (the “Agreement”), pursuant to which Seller has agreed to sell all of the right, title and interest of Seller in and to the Assets (as defined in the Agreement) to Buyer, and Buyer has agreed to acquire the Assets from Seller, all subject to the terms and conditions provided herein and in the Agreement.

NOW, THEREFORE, Buyer and Seller in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Sale of Assets. For good and valuable consideration, Seller hereby sells, conveys, transfers, assigns and delivers to Buyer all of the right, title and interest of Seller in and to the Assets as more fully described in Section 2.1 of the Agreement free and clear of any and all Encumbrances (other than Permitted Encumbrances), except as otherwise specifically permitted in writing by Buyer, but not including the Excluded Assets, as more fully described in Section 2.2 of the Agreement.

2. Assignment. This Bill of Sale Agreement may not be assigned by any party hereto without the prior written consent of the other parties; provided, that Buyer may, without the prior written consent of Seller, assign any or all of its rights or obligations under this Bill of Sale Agreement to any Affiliate of Buyer. Subject to the foregoing, this Bill of Sale Agreement and the provisions hereof shall be binding upon and inure to the benefit of each of the parties and their successors and assigns.

3. Governing Law. This Bill of Sale Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, as if both parties hereto were resident and doing business in such state, excluding that body of law pertaining to conflicts of laws.

4. Heading; Terms. Any captions to, or headings of, the sections of this Bill of Sale Agreement are solely for the convenience of the parties hereto, are not a part of this Bill of Sale Agreement, and shall not be used for the interpretation of this Bill of Sale Agreement. Unless otherwise specifically defined herein, all terms used herein and defined in this Bill of Sale Agreement shall have the meanings assigned to them in the Agreement.

5. Counterpart. This Bill of Sale Agreement may be executed in any number of counterparts, each of which when executed by the parties hereto and delivered shall be deemed to be an original, and all such counterparts taken together shall be deemed to be but one and the same instrument. This Bill of Sale Agreement may be executed and delivered by facsimile or .PDF signature, and upon delivery of such facsimile signature or .PDF signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

[Remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, Buyer and Seller have duly executed this Agreement as of the date set forth above.

By

Name

Title

VIOLIN MEMORY, INC.

By

Name

Title

SIGNATURE PAGE TO BILL OF SALE

EXHIBIT C

PATENT CROSS-LICENSE AGREEMENT

EXHIBIT D

IP ASSIGNMENT AGREEMENT

WHEREAS, VIOLIN MEMORY, INC., a corporation organized and existing under the laws of the state of Delaware, having a place of business at 4555 Great America Parkway Santa Clara, CA 95054, hereinafter called the “Assignor”, has ownership of the entire right, title and interest to the Transferred Intellectual Property and Transferred Technology, including, without limitation, items on the attached Schedule A, (collectively “Assigned IP”);

WHEREAS,                     , a corporation organized and existing under the laws of                     , having a place of business at                     , hereinafter called the “Assignee” and Assignor have entered into that certain Asset Purchase Agreement, dated as of May 29, 2014 (the “Purchase Agreement”), pursuant to which Assignor agreed to sell, convey, assign, transfer and deliver to Assignee its entire right, title and interest in and to the Assigned IP; and

WHEREAS, this IP Assignment Agreement is being entered into in connection with the Closing of the transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, including the premises and covenants set forth in the Purchase Agreement, the receipt of which by the Assignor from the Assignee is hereby acknowledged, the parties agree as follows:

1. Capitalized terms not otherwise defined herein have their respective meanings set forth in the Purchase Agreement.

2. Effective as of Closing, Assignor hereby assigns, sells, conveys, transfers and delivers to Assignee, the entire right, title and interest throughout the world in and to the Assigned IP, including, without limitation, the items set forth in Schedule A.

3. Assignor covenants with Assignee, its successors, assigns, and legal representatives that no assignment, grant, license or other agreement affecting the rights and property herein conveyed has been made to others by Assignor and that the full right to convey the same as herein expressed is possessed by Assignor.

4. This IP Assignment Agreement and all actions confirmed hereby shall be governed by and construed and enforced in accordance with, the terms and conditions of the Purchase Agreement and the internal laws of the state of Delaware, excluding that body of law pertaining to conflicts of laws.

5. This IP Assignment Agreement may be executed in any number of counterparts, each of which when executed by the parties hereto and delivered shall be deemed to be an original, and all such counterparts taken together shall be deemed to be but one and the same instrument. This IP Assignment Agreement may be executed and delivered by facsimile or .PDF signature, and upon such delivery the facsimile signature or .PDF signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

6. The Commissioner of Patents and Trademarks in the United States and the equivalent foreign authorities are hereby authorized and requested to issue patents to the Assignee in accordance with the terms of this Assignment.

IN TESTIMONY WHEREOF, the Assignor has executed this agreement.

VIOLIN MEMORY, INC.

DATE:

By
Name:
Title:

WITNESSED

DATE

DATE